UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. ___ )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

ON ASSIGNMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

26745 Malibu Hills Road
Calabasas, California 91301

    April 22, 2013

Dear Fellow Shareholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the 2013 Annual Meeting of Shareholders of On Assignment, Inc., at which you will be asked to vote upon:

1.	the election of William E. Brock, Edwin A. Sheridan, IV and Brian J. Callaghan as directors for three-year terms to expire at our 2016 Annual Meeting;

2.	the amendment of the On Assignment, Inc. 2010 Incentive Award Plan;

3.	an advisory vote to approve named executive officer compensation;

4.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting will be held on Friday, June 7, 2013, at 10:00 a.m. Pacific Daylight Time, at our corporate headquarters located at 26745 Malibu Hills Road, Calabasas, California 91301. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the business to be acted upon. Please promptly vote your shares by telephone, using the Internet, or by signing and returning your proxy in the enclosed envelope.

Before voting, you should carefully review all the information contained in the accompanying Proxy Statement.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Annual Meeting, please vote your shares using one of the voting instruments available to you.  If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in On Assignment, Inc. and look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Peter T. Dameris

Peter T. Dameris
President and Chief Executive Officer

26745 Malibu Hills Road
Calabasas, California 91301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Friday, June 7, 2013

The 2013 Annual Meeting of Shareholders of On Assignment, Inc. will be held on Friday, June 7, 2013, at 10:00 a.m. Pacific Daylight Time, at our corporate headquarters located at 26745 Malibu Hills Road, Calabasas, California 91301, for the purpose of considering and voting upon:

1.	the election of William E. Brock, Edwin A. Sheridan, IV and Brian J. Callaghan as directors for three-year terms to expire at our 2016 Annual Meeting;

2.	the amendment of the On Assignment 2010 Incentive Award Plan;

3.	an advisory vote to approve named executive officer compensation;

4.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

5.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.  The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock will be paid by On Assignment, Inc. We have retained Morrow & Co. to assist in the solicitation of proxies.  Only shareholders of record at the close of business on April 12, 2013 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.  Please call (818) 878-7900 to obtain directions.  However, to ensure your representation at the Annual Meeting, you may access your proxy card by going to www.proxyvote.com, entering the information requested on your computer screen and following the simple instructions, or by calling (in the United States, U.S. territories, and Canada) toll free 1-800-690-6903 on a touchtone telephone and following the simple instructions provided by the recorded message. The instructions for voting can be found with your proxy card, on the Notice, and on the website listed in the Notice. If you received or requested a printed version of the proxy card, you may also vote by mail. Any shareholder of record attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card.  If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

By Order of the Board,
/s/ Tarini Ramaprakash

Tarini Ramaprakash
Secretary
April 22, 2013
Calabasas, California

 2013 PROXY STATEMENT
TABLE OF CONTENTS

i

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301

PROXY STATEMENT

For the Annual Meeting of Shareholders to be Held

    Friday, June 7, 2013

On Assignment, Inc. (the Company, On Assignment, we, our, us) is providing these proxy materials in connection with the solicitation by the Board of Directors of On Assignment, Inc. (the Board) of proxies to be voted at On Assignment’s 2013 Annual Meeting of Shareholders to be held on Friday, June 7, 2013 at 10:00 a.m. Pacific Daylight Time, or at any adjournment or postponement thereof.  This Proxy Statement, the proxy card and On Assignment’s Annual Report to Shareholders will be mailed to each shareholder entitled to vote at the 2013 Annual Meeting of Shareholders commencing on or about April 22, 2013.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers address some questions you may have regarding the matters to be voted upon at the Annual Meeting.  These questions and answers may not address all questions that may be important to you as an On Assignment shareholder.  Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Who is soliciting my vote?

The Board of On Assignment is soliciting your vote at the 2013 Annual Meeting of Shareholders.

Proposal 1: the election of William E. Brock, Edwin A. Sheridan, IV and Brian J. Callaghan as directors for three-year terms to expire at our 2016 Annual Meeting;

Proposal 2: the amendment of On Assignment’s 2010 Incentive Award Plan;

Proposal 3: an advisory vote to approve named executive officer compensation;

Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

If any such other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named as proxies shall vote the shares represented thereby in their discretion.

What is included in the proxy materials?

Proxy materials include this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K.  The Company will provide without charge to each person solicited hereunder, upon the written request of any such person, a copy of the 2012 Annual Report, including the financial statements and the financial statement schedules thereto. This Proxy Statement and our Annual Report on Form 10-K filed with the SEC on March 18, 2013 are available free of charge on our website (http://www.onassignment.com). Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this Proxy Statement.

Who may vote at the Annual Meeting?

The Board has set April 12, 2013, as the record date for the Annual Meeting.  If you were the owner of shares of On Assignment, Inc. common stock at the close of business on April 12, 2013, you may vote at the Annual Meeting.  You are entitled to one vote for each share of common stock you held on the record date, including shares held directly in your name with our transfer agent as a “holder of record” and shares held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Delivery of Proxy Materials: What is Notice and Access?

 In accordance with the Securities and Exchange Commission’s e-proxy rules, On Assignment will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record, and brokers, bank and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name holders”) on or about April 22, 2013. The Notice describes the matters to be considered at the Annual Meeting and how the shareholders can access the proxy materials online. It also provides instructions on how those shareholders can vote their shares. If you received the Notice, you will not receive a print version of the proxy materials, unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instruction on the Notice. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides you.

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 26745 Malibu Hills Road, Calabasas, California 91301, and at the time and place of the Annual Meeting.

How many shares must be present to hold the meeting?

A majority of On Assignment’s outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business.  This is called a quorum.  Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.  On April 12, 2013, there were 53,221,748 shares of On Assignment common stock outstanding (all of which are entitled to vote at the Annual Meeting).

How many votes are required to approve each item?

 Directors are elected by a plurality of the votes cast at the Annual Meeting.  This means that the nominees who receive the largest number of FOR votes cast will be elected as directors.

The proposed approval of the amendment to the 2010 Incentive Award Plan requires a FOR vote of a majority of the shares having voting power present in person or by proxy at the Annual Meeting.

The advisory vote on executive compensation requires a FOR vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting.

The ratification of the appointment of the independent accountants requires the FOR vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting.

How may I cast my votes?

You may either vote FOR or WITHHOLD AUTHORITY TO VOTE for the director nominees.  If you withhold authority to vote with respect to the director nominees, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominees.

You may vote FOR, AGAINST or ABSTAIN on the amendment to the On Assignment 2010 Incentive Award Plan.

You may vote FOR, AGAINST or ABSTAIN on the advisory vote on executive compensation and the ratification of the appointment of our independent accountants.

If you sign and submit your proxy card without voting instructions, your shares will be voted FOR the director nominees put forth by the Board, FOR the amendment of the 2010 Incentive Award Plan, FOR the approval of the advisory vote on executive compensation and FOR the appointment of Deloitte & Touche LLP as our independent accountants.

What if I abstain from voting?

If you attend the Annual Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists and your abstention will have the same effect as a vote against the proposals.

Will my shares be voted if I do not sign and return my proxy card or vote in person?

If you do not sign and return your proxy card or vote in person, your shares will not be voted at the Annual Meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker who holds shares for another person does not vote on a particular proposal because that broker does not have discretionary voting power for the proposal and has not received voting instructions from the owner of the shares, then a “broker non-vote” will occur. It is important that you vote your shares.

The election of directors, the amendment to the On Assignment 2010 Incentive Award Plan and the advisory vote on executive compensation are non-routine matters, whereas the appointment of our independent accountants is a routine matter.  Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the share issuance proposal, the election of directors or the advisory vote on executive compensation.  However, with regards to the appointment of our independent accountants, your broker will be permitted to vote your shares at its discretion.  You should therefore be sure to provide your broker with instructions on how to vote your shares.  Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but they will not be counted for purposes of determining whether the proposals have been approved.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

Proposal 1: FOR Senator Brock, Mr. Sheridan and Mr. Callaghan, the director nominees named in this Proxy Statement;

Proposal 2: FOR the amendment of the On Assignment 2010 Incentive Award Plan;

Proposal 3: FOR the proposal regarding an advisory vote to approve named executive officer compensation; and

Proposal 4: FOR the ratification of the appointment of Deloitte & Touche LLP as our independent accountants.

What do I need to do now?

All stockholders are urged to vote by telephone or on the Internet by following the instructions on the Notice. if you have properly requested and received a paper copy of this proxy statement, you may vote your shares by (a) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (b) completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided.

On Assignment shareholders may vote by mail or at the Annual Meeting. Most of our shareholders may vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found with your proxy card or on the Notice.

How do I vote my shares without attending the Annual Meeting?

If you are a registered shareholder, you may access your proxy card by either:

•	Going to the following Web site: www.proxyvote.com entering the information requested on your computer screen and then following the simple instruction, or

•	Calling (in the United States, U.S. territories, and Canada), toll free 1-800-690-6903 on a touch tone telephone, and following the simple instructions provided by the recorded message.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by accessing your proxy card as noted above.

If you choose to vote in person at the Annual Meeting:

·	if you are a shareholder of record, you may vote by the ballot to be provided at the Annual Meeting; or

·	if you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

Please call (818) 878-7900 to obtain directions to attend the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a voting instrument for each account.  To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

If you and other residents at your mailing address own shares of On Assignment stock in “street name,” your bank, broker or other holder of record may have notified you that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that bank, broker or other holder of record.  This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process.  Therefore, your bank, broker or other holder of record will send only one copy of our Annual Report and Proxy Statement to your address.  Each shareholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our Annual Report and Proxy Statement in the future, or if you share an address with another On Assignment shareholder and together both of you would like to receive only a single set of On Assignment annual disclosure documents, please contact our Investor Relations department by telephone at (818) 878-3136.  As a part of this process, you will be asked to provide your name, the name of your bank, broker or other holder of record and your account number.  The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this year’s Annual Report or Proxy Statement, we will send a copy to you upon a written or oral request.  Written requests for such copies should be addressed to On Assignment, Inc., Attention:  Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301.  Please contact our Investor Relations department by telephone at (818) 878-3136 with any oral requests for such copies.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

•	submitting a properly signed proxy card with a later date;

•	delivering to the Secretary of On Assignment a written revocation notice bearing a later date than the proxy card;

•	voting in person at the Annual Meeting; or

•	voting by telephone or the Internet after you have given your proxy.

How can I find out the results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting.  The final voting results will be published on a Form 8-K which will be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Bylaws of On Assignment provide that our Board shall be comprised of not less than four or more than seven directors and the exact number may be fixed by the Board.  The Board fixed the authorized number of directors at seven following the 2012 Annual Meeting. The Board is divided into three classes, as equal in number as possible.  At each Annual Meeting, one class of directors is elected for a three-year term.

At this year’s Annual Meeting, three directors will be elected to serve until our 2016 Annual Meeting or until their successors are elected and qualified.

Senator Brock, who currently serves as an independent director and Chairman of the Nominating and Corporate Governance Committee and whose term is expiring, has been nominated to stand for re-election.  Mr. Edwin A. Sheridan, IV and Mr. Brian J. Callaghan, who currently serve as independent directors and were appointed to the Board under an Investor Rights Agreement entered into by and among the Company, the former Apex shareholders listed thereto and Jeffrey E. Veatch in his capacity as the Shareholder Representative on May 15, 2012 (Investor Rights Agreement), in connection with the Company’s acquisition of Apex Systems and whose terms are expiring, have been nominated to stand for re-election.  Unless otherwise instructed by shareholders, the persons named as proxies will vote the proxies received by them FOR the election of Senator Brock, Mr. Sheridan and Mr. Callaghan. Senator Brock, Mr. Sheridan and Mr. Callaghan have consented to serve if elected, but if they are unable or unwilling to serve, the persons named as proxies may exercise their discretion to vote for substitute nominees.

Approval of Proposal One

The nominees receiving the highest number of FOR votes cast will be elected as directors.  The Board unanimously recommends that our shareholders vote FOR the election of our nominees.

Set forth below are the biographies which include the skills, qualities and experiences of each of the nominees and each director.

Directors with Terms Ending in 2016

Name	Age	Principal Occupation and Directorship

Senator William E. Brock	82
Senator Brock has served as a director of the Company since April 1996. Senator Brock is the founder, and from 1994 to present, CEO of The Brock Offices, a consulting firm specializing in international trade and human resource development. From 1988 to 1991, Senator Brock served as Chairman of the National Endowment for Democracy, an organization he helped found in 1980. Senator Brock served in President Reagan’s cabinet as Secretary of Labor from 1985 to 1987 and as United States Trade Representative from 1981 to 1985. As United States Trade Representative, Senator Brock organized the Quad Forum of trade and economic ministers from Europe, Japan and Canada and led the group to initiate the World Trade Organization.  From 1977 to 1981, Senator Brock served as National Chairman of the Republican Party.  From 1970 to 1976, he was a member of the U.S. Senate and from 1962 to 1970, he was a member of the U.S. House of Representatives.  The National Academy of Human Resources has recognized Senator Brock for his outstanding contribution to human development in the United States.  Senator Brock is a member of the Board of Strayer Education, Inc., a publicly traded education services holding company that owns Strayer University, which provides professional education to working adults, and serves on its Compensation Committee and its Nomination and Governance Committee.  Senator Brock is a member of the Board of ResCare, a publicly traded provider of home care, residential support services to the elderly and persons with disabilities as well as vocational training and job placement for people of all ages and skill levels, and serves on its Audit and Mergers and Acquisitions Committees.  Through his extensive governmental experience, he provides in-depth knowledge in the areas of business, regulatory compliance and risk management.  Senator Brock provides the Board with a wealth of business operations experience including direct experience with healthcare, human resource development and public company corporate governance.

Brian J. Callaghan	42
Mr. Callaghan co-founded Apex Systems in 1995 and served as co-CEO during his time with Apex Systems.  His duties at Apex Systems ranged from working directly with customers, leading staff, strategizing and forecasting, and building systems to support growth. Mr. Callaghan was recognized as Ernst & Young’s Entrepreneur of the Year in 2003.  Prior to co-founding Apex Systems, Mr. Callaghan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia.  Mr. Callaghan is a 1993 graduate of Virginia Polytechnic Institute and State University, where he earned a B.S. in Psychology.  Mr. Callaghan is also part-owner of the Richmond Flying Squirrels, the Double-A affiliate of the San Francisco Giants.  Mr. Callaghan brings eighteen years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Edwin A. Sheridan, IV	43
Mr. Sheridan co-founded Apex Systems in 1995 and served as co-CEO during his time with Apex Systems.  His roles at Apex Systems have included technical recruiter, account manager, and regional operations manager.  He also managed the sales and recruiting operations for the company.  Mr. Sheridan was recognized as Ernst & Young’s Entrepreneur of the Year in 2003.  Prior to co-founding Apex Systems, Mr. Sheridan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia.  Mr. Sheridan is a 1994 graduate of Virginia Polytechnic Institute and State University, where he earned a B.A. in English and Political Science, with a minor in Business Administration.  Mr. Sheridan also serves on the boards of several non-profit organizations including the Advisory Board of the Virginia Commonwealth University Massey Cancer Research Center; the Greater Washington Sports Alliance; the Virginia Tech Athletic Fund; and Peace Players International, a community improvement and leadership organization with operations in Northern Ireland, South Africa, Cyprus and the Middle East.  Mr. Sheridan brings 18 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Continuing Directors

Set forth below is certain information regarding On Assignment’s continuing directors including their age as of the Annual Meeting, term of office as director and business experience.

Directors with Terms Ending in 2014

Name	Age	Principal Occupation and Directorship

Peter T. Dameris	53
Peter Dameris was appointed as our Chief Executive Officer and President as of September 28, 2004, and has served as a director since December 10, 2004.  Prior to such appointment, Mr. Dameris had been Executive Vice President and Chief Operating Officer of On Assignment since November 2003. From February 2001 through October 2002, Mr. Dameris served as Executive Vice President and Chief Operating Officer of Quanta Services, Inc., a publicly-held provider of specialized contracting services for the electric and gas utility, cable and telecommunications industries.  Mr. Dameris created a regional operating organization for 85 acquired businesses and developed materials to support marketing and a national corporate image to support outsourcing initiatives, established cash generation, credit management, balance sheet improvement initiatives.  From December 1994 through September 2000, Mr. Dameris served in a number of different positions at Metamor Worldwide, Inc., then an international, publicly-traded information technology consulting/staffing company. Mr. Dameris’ positions at Metamor Worldwide included Chairman of the Board, President and Chief Executive Officer, Executive Vice President, General Counsel, Senior Vice President and Secretary.  Mr. Dameris negotiated the $1.9 billion sale of Metamor to PSINet.  Mr. Dameris was a member of the Board of Bindview Corporation, a publicly-traded network security software development company (acquired by Symantec Corporation in January 2006) from November 2002 to January 2006.  Mr. Dameris holds a Juris Doctorate from the University of Texas Law School and a Bachelor of Science degree in Business Administration from Southern Methodist University.  Mr. Dameris provides the Board with extensive staffing industry experience, having served in various capacities at publicly-traded staffing companies and having represented staffing companies in the private practice of law.  Mr. Dameris has comprehensive experience from his roles in senior executive management, leadership and legal positions as well as his work as an attorney in the private practice of law.  Mr. Dameris has extensive experience in international and domestic staffing, financial reporting, compensation, legal matters and corporate affairs which are valuable in his position as a director and chief executive officer of the company.

Jonathan S. Holman	67
Jonathan Holman has served as a director since March 1994.  Mr. Holman is the founder and since 1981 has been the President of The Holman Group, Inc., an executive search firm.  To date, Mr. Holman has recruited over 140 CEOs to public and private companies, ranging from start-ups to companies with over $1 billion in revenue and in a variety of industries.  Mr. Holman was named as one of the top 200 executive recruiters in the world in The Global 200 Executive Recruiters and named as one of the top 250 executive recruiters in The New Career Makers.  Mr. Holman regularly speaks at technology industry gatherings.  Prior to founding The Holman Group, Mr. Holman served in various human resources-related positions.  Mr. Holman holds his Master of Business Administration from Stanford University and a Bachelor of Arts degree from Princeton University, both with high academic honors.  In his role at the Holman Group, Mr. Holman has developed extensive skills and experience in compensation matters.  Mr. Holman provides the Board, including our Compensation Committee, with meaningful insight regarding hiring and salary practices of publicly-traded companies.  In addition, Mr. Holman provides the Board with human resources experience.

Directors with Terms Ending in 2015

Name	Age	Principal Occupation and Directorship

Jeremy M. Jones	71
Jeremy Jones has served as a director since May 1995 and was appointed Chairman of the Board in February 2003.  Mr. Jones has been an investor and business development consultant since February 1998. He currently serves on the board of directors of OxySure Systems.  From 1987 to 1995, Mr. Jones was Chief Executive Officer and Chairman of the Board of Homedco Group, Inc., a home healthcare services company, which became publicly traded in 1991.  Homedco merged into Apria Healthcare Group, Inc. in 1995 and from 1995 through January 1998, Mr. Jones was Chief Executive Officer and Chairman of the Board of Apria Healthcare Group, Inc., which also provided home healthcare services.  Mr. Jones served as Chairman of the Board of Byram Healthcare Centers, a provider of retail medical supplies and wholesale medical and hospital equipment, from February 1999 until its sale in March of 2008.  Mr. Jones was a director for Access Point Medical from May 2004 to December 2005.  Mr. Jones was a director of US Labs, an esoteric oncology and hematopathology laboratory from November 2003 through February 2005.  From July 2003 to January 2011, Mr. Jones served as a director for Lifecare Solutions, Inc., a provider of integrated home healthcare products and services.  Mr. Jones possesses significant business management and corporate governance experience.  Mr. Jones contributes an extensive understanding of the healthcare industry.

Marty Kittrell	56
Marty Kittrell has served as a director of the Company and Chairman of the Audit Committee since September, 2012. Mr. Kittrell served as Dresser, Inc.’s Executive Vice President and Chief Financial Officer from December 2007 until February 2011. Mr. Kittrell served as Chief Financial Officer of Andrew Corporation from 2003 until December 2007, when the company was sold to Commscope. Prior to Andrew, Mr. Kittrell served as Chief Financial Officer of Celiant Corporation, which was acquired by Andrew. Mr. Kittrell served in executive management positions in technology, consumer products and other commercial and industrial industry sectors. Mr. Kittrell began his business career with Price Waterhouse where he was a certified public accountant. Mr. Kittrell currently serves as a member of the Board of Directors of NiSource Inc where he serves as chairman of the audit committee and is a member of the finance and corporate governance committees. Mr. Kittrell graduated magna cum laude from Lipscomb University where he currently serves on the Board of Trustees and is chairman of the audit committee and is a member of the finance and real estate and buildings and grounds committees. Mr. Kittrell has extensive experience in corporate strategy, mergers and acquisitions, corporate finance, including public offerings of equity and debt, organization development and board practices and relations. In addition, Mr. Kittrell has extensive experience with the analysis and preparation of financial statements and risk management.

Non-Executive Observer of the Board of Directors

Pursuant to the terms of the Investor Rights Agreement entered into by the Company and certain former shareholders of Apex Systems who became shareholders of On Assignment on May 15, 2012, the Shareholder Representative under the Agreement of

Merger between On Assignment and Apex Systems has the right to appoint a Non-Executive Observer of the Board of Directors. Mr. Jeffrey E. Veatch serves as the Non-Executive Observer of the Board of Directors.

Name	Age	Principal Occupation and Directorship

Jeffrey E. Veatch	42
Mr. Veatch co-founded Apex Systems in 1995 and served as co-CEO during his time with Apex Systems.  In addition to serving as the executive in charge of national sales for Apex Systems, Mr. Veatch has held account management, branch management, and regional operations management positions.  Mr. Veatch also serves as the Executive Sponsor for the American Cancer Society’s Relay for Life National Partner team at Apex Systems.  Mr. Veatch was recognized as Ernst & Young’s Entrepreneur of the Year in 2003.  Prior to co-founding Apex Systems, Mr. Veatch began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia.  Mr. Veatch is a 1993 graduate of Virginia Polytechnic Institute and State University, where he earned a B.S. in Finance. Mr. Veatch serves on the Board of Directors for the INOVA Alexandria Hospital Foundation.   Mr. Veatch brings 18 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Independent Directors and Material Proceedings

Following the Annual Meeting, the Board will continue to consist of seven members, a majority of which are deemed by the Board to be independent directors under the current listing standards of the New York Stock Exchange (NYSE).  Our independent directors are Mr. Jones, Senator Brock, Mr. Holman, Mr. Sheridan, Mr. Callaghan and Mr. Kittrell.  For each independent director, the Board has made a subjective determination that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.  In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities of each director as they may relate to On Assignment and members of management.  There are no family relationships among our executive officers and directors.

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is subject.  There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other executive officers in the competent and ethical operation of the Company.  The Board ensures that the long-term interests of the shareholders are considered in the operation of the Company.

Board Leadership Structure

The Board has consistently maintained an independent Chairman of the Board.  The Board has made a determination that the Board leadership structure is appropriate and that the structure allows the Board to fulfill its duties effectively and efficiently.  The Company has determined that its leadership structure is appropriate because the Chairman of the Board is independent, as defined by the NYSE and the SEC.  An independent Chairman, like independent Board members, allows for an objective evaluation of the performance of the Company and its offices.  Nonetheless, the Board recognizes that the President/ Chief Executive Officer has invaluable insight into the Company due to the nature of his position and recognizes the value of having the CEO on the Board.  Accordingly, the Board believes that the Company’s shareholders and interests are best served by keeping the position of President/Chief Executive Officer and Chairman of the Board as separate and independent positions.

Board Committees and Meetings

The Board held twelve meetings during the year ended December 31, 2012 and acted by unanimous written consent on four additional occasions.  The Board has a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and a Stock Option Committee.  The Board has determined that the chairmen and committee members of each of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules.

The members and chairmen who served on the Committees in 2012 are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Stock Option Committee*
William E. Brock		X	Chair
Peter T. Dameris				Chair
Jonathan S. Holman	X	Chair	X
Jeremy M. Jones	X	X	X
Marty Kittrell	Chair
*Theodore Hanson, Chief Financial Officer of Apex Systems, serves as a member of the Stock Option Committee

Effective April 1, 2013, Mr. Jones resigned from the Nominating and Corporate Governance Committee and the Board appointed Mr. Sheridan as a member of that committee. Also effective April 1, 2013, Mr. Holman resigned from the Audit Committee and the Board appointed Mr. Callaghan as a member of that committee.

Of the named executive officers, Mr. Brill currently serves as a director of Onvia, Inc., where he is the chairman of the Audit Committee.  Mr. Brill served as a member of the Compensation Committee of Onvia, Inc. in 2007.

Compensation Committee.  The Compensation Committee held nineteen meetings during 2012 and acted by unanimous written consent on three additional occasions.  The Compensation Committee meets in executive session without management present on a regular basis.  The Compensation Committee reviews our general compensation policies, sets the compensation levels for our executive officers, including the CEO, and administers our equity plans.  The Compensation Committee approves the compensation, including incentive compensation, of certain senior executive officers of On Assignment and determines the terms of key agreements concerning employment, compensation and termination of employment.  The Board has determined that each member of the Compensation Committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent.  The Compensation Committee charter provides that the Compensation Committee may delegate its authority, subject to the terms in the charter, but the Compensation Committee has never delegated such authority.

Audit Committee.  The Audit Committee held five meetings during 2012.  The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters.  The Audit Committee performs functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NYSE.  The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

-	the quality and integrity of our financial statements and our financial reporting and disclosure practices;

-	our systems of internal controls regarding finance and accounting compliance;

-	the independence and performance of our outside accountants appointment, compensation, evaluation, retention and oversight of On Assignment’s independent accountants;

-	our ethical compliance programs; and

-	risk issues related to financial statements.

The Audit Committee’s functions include, but are not limited to, reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reviewing matters of disagreement, if any, between management and our independent accountants, and regularly meeting with our independent accountants and internal audit staff to review the adequacy of our internal controls.

Rules adopted by the NYSE and the Securities and Exchange Commission (SEC) impose strict independence requirements for all members of the Audit Committee.  Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or an affiliate of the Company, other than in the member’s capacity as a member of the Board and any Board committee.  In addition, an Audit Committee member may not be an affiliated person, as defined in Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company except in his capacity as a member of the Board and any Board committee.  The Board has determined that each member of the Audit Committee meets all applicable independence requirements and that each Audit Committee member has no material relationship with the company that would jeopardize the director’s ability to exercise independent judgment.  The Board has determined that Mr. Kittrell, based on his experience, skills and education as described above, is the Audit Committee financial expert, as that term is defined under the SEC rules and also meets the additional criteria for independence of audit committee members set forth in the Exchange Act.

The Company has adopted a process, which the Audit Committee oversees, for disclosing related-party transactions and identifying significant deficiencies each quarter in connection with filing our quarterly reports on Form 10-Q and our annual report on Form 10-K.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met four times in 2012.  The Nominating and Corporate Governance Committee evaluates director nominee candidates and makes recommendations to the Board with respect to the nomination of individuals for election to the Board and to serve as committee members.  In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board concerning the size, structure and composition of the Board and its committees.  The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE requiring members of nominating committees to be independent.   The Nominating and Corporate Governance Committee recommended the nominations of Senator Brock, Mr. Sheridan and Mr. Callaghan for election at this year’s Annual Meeting.

The Nominating and Corporate Governance Committee charter, and the Corporate Governance Guidelines established by the Nominating and Corporate Governance Committee, set forth certain criteria for the committee to consider in evaluating potential director nominees.  However, in considering potential director nominees, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.  Qualifications considered by the Nominating and Corporate Governance Committee vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board and include:

-	personal and professional ethics and integrity;

-	sound judgment;

-	the ability to make independent analytical inquiries;

-	willingness and ability to devote adequate time and resources to diligently perform the duties of a director;

-	relevant business experience and acumen;

-	specific industry expertise;

-	familiarity with general issues affecting our business;

-	qualifications as an audit committee financial expert;

-	diversity in a variety of areas;

-	qualifications as an independent director; and

-
areas of expertise that the Board should collectively possess such as board experience, CEO experience, human resources experience, accounting and financial oversight experience and corporate governance experience.

The Nominating and Corporate Governance Committee relies primarily on recommendations for director candidates from its members, other directors, the Chief Executive Officer and third parties, including professional recruiting firms.  In 2012, no professional recruiting firms or consultants were needed and, accordingly, no fees were paid for recruiting director nominees.  Existing directors being considered for re-nomination are evaluated based on their performance as directors, experience, skills, education and independence to ensure that they continue to meet the qualifications above.  In addition, the Committee considered the Company’s obligations under the Investor Rights Agreement.

On Assignment’s Corporate Governance Guidelines provide that the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise will be considered for purposes of nominating directors.  The Nominating and Corporate Governance Committee considers diversity in identifying nominees, including differences in skill, viewpoints and experience as well as gender, race and nationality.

The Nominating and Corporate Governance Committee will also consider timely written suggestions from our shareholders.  Shareholders wishing to suggest a candidate for director nomination for the 2014 Annual Meeting should mail their suggestions to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.  Pursuant to our Bylaws, suggestions must be received by the Secretary of On Assignment not less than thirty days or more than sixty days prior to the 2014 Annual Meeting.  The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated.  There were no director candidates put forward by shareholders for consideration at the 2013 Annual Meeting.

The Nominating and Corporate Governance Committee evaluates the Board’s leadership structure and believes that separation of the CEO and Chairman of the Board positions is in the best interest of the Company, assures an adequate level of independence of the Board and is best aligned with the interests of its shareholders.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are posted on the Investor Relations-Corporate Governance page of our website at http://www.onassignment.com.  You may also obtain a copy of any of these documents without charge by writing to:  On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.

Stock Option Committee.  The Stock Option Committee consists of one director, Mr. Dameris, and one non-director employee, Mr. Hanson.  The Stock Option Committee acted by written consent on 13occasions during 2012.  The Stock Option Committee has been delegated limited authority by our Board to grant On Assignment equity to eligible individuals who are not executive officers or directors within pre-approved limits.

Risk Oversight.  The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks.  Company representatives regularly report to the Board on risks that the Company faces.  The Board regularly reviews and determines the Company’s risk management philosophies, policies and processes.  The Board is primarily responsible for overseeing the management of the Company’s risks associated with the Board’s governance and delegation decisions, including decisions about compensation.  The Board oversees officers’ identification and management of risk management issues and regularly meets with such officers regarding risk management issues of the Company and the processes and procedures used for identifying and managing risk.  The Board also regularly reviews the reporting processes from those officers that are responsible for the day-to-day management of the Company’s risks to determine if these reporting processes or other flow of information to the Board could be improved.

The Audit Committee is primarily responsible for overseeing the management of the Company’s accounting and financial reporting matters and risks related to the Company’s accounting and financial practices.  The Audit Committee charter provides that the Audit Committee’s responsibilities include inquiring of management and the Company’s outside auditors regarding key financial statement risk areas, including the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas.  In connection with these responsibilities, the Audit Committee routinely reviews and evaluates the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.  The Audit Committee is also responsible for inquiring of management and the Company’s outside auditors regarding significant business risks or exposures, including the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures.

The Compensation Committee is responsible for overseeing risks associated with compensation practices.  Upon evaluation, the Compensation Committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.  In making this determination, the Compensation Committee considered that none of the compensation policies and practices at a business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other units, is significantly more profitable than other units or pays compensation expenses as a significant percentage of the unit’s revenues.

Meetings.  Except for Mr. Holman, who was not present at one meeting of the Board of Directors and one Compensation Committee meeting, each current director attended 100% of the meetings of the Board and Committees of the Board on which he served during 2012.  Our independent directors regularly meet as a group in executive sessions outside the presence of management.

Attendance of Directors at 2012 Annual Meeting of Shareholders.  On Assignment has not adopted a formal policy with respect to director attendance at the annual meetings of the shareholders, and our Bylaws allow the annual meetings to be conducted by the presiding officer of such meeting.  Of the current directors who were serving on the Board on May 14, 2012, Mr. Dameris and Mr. Jones attended our 2012 Annual Meeting of Shareholders.

Director Compensation

The following table shows compensation information for each of On Assignment’s non-employee directors for the year ended December 31, 2012.  The compensation of our President and Chief Executive Officer, who is also a director, is disclosed in the “Summary Compensation Table”; he receives no additional compensation for his service as a director.

Fiscal Year 2012 Director Compensation

		Fees Earned	Stock
		or Paid in	Awards
	Name	Cash ($)(1)	($)(2)	Total ($)
	William E. Brock	68,000	99,985	167,985
	Jonathan S. Holman	70,500	99,985	170,485
	Jeremy M. Jones	81,250	99,985	181,235
	Marty Kittrell (3)	23,083	99,985	123,068
	Edward L. Pierce (4)	44,667	0	44,667
	Brian J. Callaghan	29,793	99,985	129,778
	Edwin A. Sheridan, IV	29,793	99,985	129,778
	Jeffrey E. Veatch (5)	29,793	99,985	129,778

(1)	Amounts include the quarterly retainer fees and fees for meeting attendance which each non-employee director earned for his service during 2012.
(2)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock and options are included in Note 11 to the consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10‑K filed March 15, 2013 and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Form 10‑K.  The amounts were calculated based on the grant date fair value per share of $16.51, which was the closing sale price of Common Stock on the date of grant, September 1, 2012. As of December 31, 2012, Senator Brock and Messrs. Holman, Jones, Kittrell, Callaghan, Sheridan and Veatch each held 3,028 unvested shares. No options were outstanding for any director at December 31, 2012.

(3)	Marty Kittrell was appointed to the Board of Directors on September 1, 2012.
(4)	On September 1, 2012, Edward L. Pierce resigned from his position on the board of directors and was appointed Executive Vice President and Chief Financial Officer.
(5)	Jeffrey E. Veatch, who serves as a Non-Executive Observer of the Board of Directors under an Investor Rights Agreement, receives the same fees and stock awards as members of the Board of Directors.

The Compensation Committee recommends and the Board reviews and approves the form and amount of director compensation.  In 2012, the Compensation Committee retained Semler Brossy Consulting Group (“Semler Brossy”) as its compensation consultant to help benchmark compensation for certain positions in the Company including members of the Board of Directors. The current practice of the Compensation Committee is to base a substantial portion of a director’s annual retainer on equity compensation.  Accordingly, in 2012, each non-employee director received an annual RSU grant with a grant-date value of $100,000, subject to Board approval of the grant.  These grants were made on September 1, 2012 to Senator Brock, Mr. Holman, Mr. Jones, Mr. Kittrell, Mr. Sheridan and Mr. Callaghan in the amount of 6,056 RSUs each, which vested as to 50% of the RSUs on the grant date and which will vest as to the remaining 50% on September 1, 2013, subject to the director’s continued service through that date.  The grant-date fair value of these awards was $16.51 per share.

Each non-officer director receives $2,000 for each regularly scheduled quarterly in-person Board meeting attended, $750 for each telephonic Board meeting attended, and $750 for each committee meeting held separately and attended in person or by telephone.  In addition, we reimburse all non-officer directors for their reasonable expenses incurred in attending Board or committee meetings.

From January 1, 2012 through June 31, 2012, the annual cash retain fee for non-employee directors was set at $30,000. Effective July 1, 2012, the annual cash retain fee for non-employee directors was set at $30,000. In addition, committee chairs were entitled to the following chair fees:

Outside Director	Additional Cash Retainer
Chairman of the Board	$20,000/ year
Audit Committee Chair	$15,000/ year
Compensation Committee Chair	$10,000/ year
Nominating and Corporate Governance Committee Chair	$10,000/ year

All cash retainer fees are paid quarterly in arrears. In addition, the Compensation Committee recommended, and the Board adopted the requirement that, within five years of directorship, each Board member must own shares with a fair market value of three times the annual cash retainer amount. Each non-employee director serving on the Board for more than five years owns shares with a fair market value of more than three times the annual cash retainer amount.

Non-Executive Observer of the Board of Directors

Under the Investor Rights Agreement, the Non-Executive Observer of the Board of Directors, who was Jeffrey E. Veatch in 2012, receives the same fees and stock awards as members of the Board of Directors.

Communicating with the Board

We invite shareholders and other interested parties to communicate any concerns they may have about On Assignment directly and confidentially with either the Chairman of the Board or the non-management directors as a group by writing to the attention of either the Chairman of the Board or the non-management Directors at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301.  Any such communication will be forwarded, unopened, to Mr. Jeremy Jones, Chairman of the Board.

Ethics

On Assignment has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of On Assignment.  It complies with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002.  More importantly, it reflects On Assignment’s policy for dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity.  A copy of On Assignment’s Code of Business Conduct and Ethics can be found on the Investor Relations-Corporate Governance page of our website at http://www.onassignment.com.  You may also obtain a copy of any of this document without charge by writing to:  On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, the Compensation Committee of the Board was composed of Senator Brock, Mr. Jones and Mr. Holman.  There are no Compensation Committee interlocks and no member of the Compensation Committee was or has been an officer or employee of On Assignment or its subsidiaries and no member of the Compensation Committee had any relationships requiring disclosure of certain relationships and related-party transactions.  None of the Company’s executives served as a member of the Compensation Committee.

PROPOSAL TWO
APPROVAL OF THE AMENDMENT TO THE ON ASSIGNMENT 2010 INCENTIVE AWARD PLAN
On March 27, 2013, our Board of Directors approved an amendment to the On Assignment, Inc. 2010 Incentive Award Plan (the 2010 Plan) to, among other things, increase the number of shares we are authorized to issue or award under the 2010 Plan (the Amendment) by 4 million shares (referred to below as the share reserve increase).
The Board of Directors is requesting that our shareholders approve the 2010 Plan, as amended by the Amendment (the Amended 2010 Plan) because we believe the availability of an adequate reserve of shares under the 2010 Plan is important to our continued growth and success. The Board believes that it is important that many of our employees and directors receive part of their compensation in the form of equity-based awards to foster their investment in the Company and reinforce the alignment between their financial interests and those of our other shareholders.
Introduction and Shareholder Approval Requirement
The 2010 Plan, which was originally approved by shareholders at the Company’s 2010 Annual Meeting, permits the Company to grant equity awards covering shares of company stock to directors, employees and consultants of the Company. As of March 31, 2013, the latest practicable date, the Company had authorized 2,154,333 shares of our common stock for grants of awards under the 2010 Plan, awards covering a total of 2,072,809 shares of our common stock were outstanding and 81,524 shares of our common stock remained available for future grants under the 2010 Plan (which excludes the proposed share reserve increase); the closing sale price of our common stock on that date was $25.31. In addition to increasing the number of shares available under the 2010 Plan share limit, the Amendment (i) limits the number of incentive stock options that may be issued under the 2010 Plan to 4,000,000, (ii) provides that, except for up to 10% of the total number of performance award shares granted in any calendar year, the performance period for all performance awards will be at least one year in duration and (iii) removes the discretion of the Board of Directors to reduce the number of non-employee directors serving on the committee that administers the 2010 Plan.
Shareholder approval of the Amended 2010 Plan is necessary in order for us to (1) meet the stockholder approval requirements of the NYSE and (2) take tax deductions for certain compensation resulting from certain awards granted thereunder intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless it is approved by our stockholders, the Amendment will not become effective and the 2010 Plan will remain in effect in its current form. If the Amended 2010 Plan is approved by our stockholders, then the Amendment will become effective immediately following the Annual Meeting.
Highlights of Shareholder Protections Under the 2010 Plan
We believe that the following characteristics of the Amended 2010 Plan protect shareholder interests while providing us a vehicle to grant equity awards, which is a vital component of our compensation program:

▪
Independent plan administrator. The Compensation Committee, which consists of only independent directors, generally administers the Amended 2010 Plan with respect to awards granted to officers (including our named executive officers), employees and consultants.

▪
Fungible share pool. Under the Amended 2010 Plan, full value awards (such as restricted stock and restricted stock units) deplete the share reserve by 1.53 shares for each share subject to the full value award, thereby fairly reflecting the higher value of these awards as compared to stock options or stock appreciation rights.

▪
Grant ratio. 1.53:1 grant ratio on full value awards (meaning that each share subject to any equity award other than a stock option or stock appreciation right will reduce the number of shares available for grant under the Amended 2010 Plan by 1.53 available shares).

▪
No discount stock options or stock appreciation rights. Under the Amended 2010 Plan, stock options and stock appreciation rights may not be granted with an exercise or strike price lower than the fair market value of the shares of stock underlying such award on the grant date.

▪
No repricing or repurchasing of stock options or stock appreciation rights without shareholder approval. The Amended 2010 Plan prohibits, without shareholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.

▪
No payment of dividends on unvested awards prior to the vesting of such awards. The Amended 2010 Plan does not permit the payment of dividends or dividend equivalents with respect to awards granted under the Amended 2010 Plan unless and until the underlying award vests.

▪
Section 162(m) Qualification. The Amended 2010 Plan is designed to allow the Compensation Committee, in its discretion, to implement certain awards, including incentive bonuses that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) and thereby avoid potential deduction limitations that might otherwise be imposed on the Company.

Why the Board Believes You Should Vote for Approval of Amendment to the 2010 Incentive Award Plan
The Board recommends a vote for the Amendment because it believes it is in the best interest of On Assignment and its shareholders for the following reasons:

•	Attracting, retaining and motivating talent are critical to our success.
o Through the Amended 2010 Plan, we can offer talented and motivated directors, executives and key employees, who are critical to our success, an opportunity to acquire or increase a direct proprietary interest in our operations and future success. This aligns the interests of those service-providers with the interests of our shareholders.

•	Our business is built around people.

o
As a staffing company, our employees, not a product or process, are our most important asset. The availability of equity incentives under our Amended 2010 Plan is critical to retain and motivate those individuals who build and sustain important relationships on which the success of our business depends.

•	Our executive compensation program supports shareholder value.

o
Long-term incentive compensation is an integral component of our compensation philosophy, as described below, as the Company believes that long-term incentive compensation for our executive officers and key employees drives performance. Providing long-term incentives in the form of equity awards is a way to drive performance while further aligning the interests of our employees and directors with the interest of our shareholders.

o
It is important for us to offer and maintain a compensation package that is competitive within our industry, which we believe requires the use of equity awards as a substantial component of compensation.

•	Replacing equity awards with cash payments may not be in the best interest of our shareholders.

o
If shareholders do not approve the Amendment, we will only have limited shares available to grant equity awards to directors, executives and key employees in the near term and we will have to revise our compensation philosophy and components, including substantially increasing cash incentive levels, in order to remain competitive with our peers. We believe that our shareholders’ interests would be better served by the use of equity compensation incentives.

o
Other sources of compensation, including cash bonuses, do not carry the same value in terms of long-term alignment of the interests of key employees with our shareholders. Furthermore, lack of available equity incentives would force us to direct more cash and other resources toward executive compensation and away from other useful development of our business.

•	The Amended 2010 Plan, in many cases, only pays out incentives based on the attainment of results.

o
Many awards issued under the Amended 2010 Plan vest and become payable only upon achievement of certain financial results or other performance objectives, the attainment of which benefits us and our shareholders. We believe that the passage of the Amendment to the 2010 Plan is crucial to incentivizing key employees to achieve financial results for the Company.

•	We believe that On Assignment has demonstrated reasonable equity compensation practices.

o
Our shareholders approved the adoption of the 2010 Plan, including the issuance of 1,300,000 shares, at our Annual Shareholders meeting on June 3, 2010. We have utilized that replenishment responsibly such that 81,524 shares remain available as of March 31, 2013.

o	If the new share authorization is approved by stockholders, the maximum dilution from the Company’s equity compensation program would not exceed 11.8% of the fully-diluted shares outstanding.

•	We believe that the proposed share reserve increase is reasonable and appropriate.

o
In determining the number of shares in the proposed increase of shares available under the 2010 Plan, the Compensation Committee and the Board considered the dilution if the new share authorization is approved (as mentioned above) and the Company’s burn rate over the last three years of between 1.9% and 3.3%. The Board considered the recent growth of the Company and that shares of Company stock have reflected the positive performance of the Company. They also considered that awards made under the 2010 Plan generally vest over a period of time, thereby encouraging employees’ commitment to the Company.

Description of the Amended 2010 Plan
A description of the principal features of the Amended 2010 Plan is set forth below and is qualified in its entirety by the terms of the 2010 Plan, which is filed with the SEC, and the Amendment attached to this proxy statement as Appendix A.
Eligibility; Administration
Employees, consultants and directors of the Company, and certain of its subsidiaries are eligible to receive awards under the Amended 2010 Plan. The following individuals are eligible to participate in the 2010 Plan: approximately 2,500 full-time regular employees (as of December 31, 2012), approximately 32,000 contract professionals (who worked with us during 2012) and seven non-employee directors. The 2010 Plan currently is, and the Amended 2010 Plan will be, administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our director and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, including Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The Board currently administers the 2010 Plan with respect to awards to non-employee directors, and will continue to administer such awards under the Amended 2010 Plan. In addition, the Board has delegated authority to the Stock Option Committee, which currently consists of Mr. Dameris and Mr. Hanson to grant equity to eligible employees who are not executive officers or directors, within pre-approved limits. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended 2010 Plan, subject to its express terms and conditions.
Limitation on Awards and Shares Available
The 2010 Plan, which was originally approved by shareholders at the Company’s 2010 Annual Meeting, permits the Company to grant equity awards covering shares of company stock to directors, employees and consultants of the Company. Shares of our common stock covered by outstanding awards that are forfeited will be added to the Share Limit, as described in more detail below. Shares issued under the Amended 2010 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. Under the Amended 2010 Plan, the number of incentive stock options that may be issued is limited to 4,000,0000. The number of authorized shares will be reduced by 1 share for each share issued pursuant to a stock option or stock appreciation right (SAR) and by 1.53 shares for each share subject to a “full-value” equity award (which generally include awards other than stock options and SARs, such as restricted stock and restricted stock units).
The following types of shares are added back to the available share limit under the Amended 2010 Plan: (i) shares subject to awards that are forfeited, expire or are settled for cash, (ii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, and (iii) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Amended 2010 Plan: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Amended 2010 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Amended 2010 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended 2010 Plan during any rolling three-year period is 2,000,000 and the maximum amount that may be paid in cash pursuant to the Amended 2010 Plan to any one participant during any rolling three-year period is $10,000,000.
Awards
The Amended 2010 Plan provides for the grant of stock options, including incentive stock options (ISOs) and nonqualified stock options (NQs), restricted stock, dividend equivalent rights, stock payments, deferred stock, restricted stock units (RSUs), performance shares, other incentive awards, SARs and cash awards. Certain awards under the Amended 2010 Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally to be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NQs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•
Restricted Stock; Deferred Stock; RSUs; Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.

•
Stock Payments; Other Incentive Awards; Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards under the Amended 2010 Plan unless and until such awards have vested.

Performance Awards
All awards may be granted as performance awards (in addition to those identified above as performance awards), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator may determine, in its discretion, that performance awards are intended to constitute “qualified performance-based compensation” (QPBC) within the meaning of Code Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Code Section 162(m).
Code Section 162(m) imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which include our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. In order to constitute QPBC under Code Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee during the first ninety days of the relevant performance period and linked to shareholder-approved performance criteria.
For purposes of the Amended 2010 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to any awards intended to constitute QPBC, and may be used in setting performance goals applicable to other performance awards as well: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended 2010 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.
Certain Transactions
The plan administrator has broad discretion to equitably adjust the provisions of the Amended 2010 Plan, as well as the terms and conditions of existing and future awards, in order to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended 2010 Plan and outstanding awards. In the event of a change in control of On Assignment (as defined in the Amended 2010 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability; Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended 2010 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended 2010 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
The Board may amend or terminate the Amended 2010 Plan at any time; however, except in connection with certain changes in capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the Amended 2010 Plan or “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares). No award may be granted pursuant to the Amended 2010 Plan after the tenth anniversary of the original adoption of the 2010 Plan.
Material Federal Income Tax Consequences
The following is a general summary under current law of the material federal income tax consequences to participants in the Amended 2010 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign incomes taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options.  A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Qualified Options. The grant of NQs should not be a taxable event for the grantee or result in a deduction for us. Generally, upon exercising NQs, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of NQs, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).
We should be entitled to a federal income tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.
Other Awards. The current federal income tax consequences of other awards authorized under the Amended 2010 Plan generally follow certain basic patterns: stock appreciation rights (SARs) are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, deferred stock, stock-based performance awards and other types of awards are generally subject to income tax at the time of payment or settlement based on the fair market value of the award on that date, though such awards may be subject to certain employment taxes in an earlier year of vesting in certain circumstances. Compensation effectively deferred in accordance with applicable tax rules will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Code Section 409A. Certain types of awards under the Amended 2010 Plan, including, but not limited to RSUs and deferred stock, may constitute, or provide for, a deferral of compensation subject to Code Section 409A. Unless certain requirements set forth in Code Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Amended 2010 Plan and awards granted under the Amended 2010 Plan are intended to be structured and interpreted to comply with Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued under Code Section 409A.
Code Section 162(m). In general, under Code Section 162(m) , income tax deductions of publicly-held corporations may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Code Section 280G) in any taxable year of the corporation. However, under Code Section 162(m), the deduction limit does not apply to certain “performance-based” compensation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be timely established in writing by a compensation committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders and (iv) the compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment. Stock options and SARs will satisfy the “performance-based” exception if (a) the awards are made by a qualifying compensation committee, (b) the plan sets the maximum number of shares that can be granted to any person within a specified period and (c) the compensation is based solely on an increase in the stock price after the grant date. The Amended 2010 Plan has been designed to permit the plan administrator to grant stock options and SARs and other awards which will qualify as “performance-based compensation.”

New Plan Benefits
Future benefits under the Amended 2010 Plan are generally discretionary and therefore not currently determinable, except with respect to certain awards to Mr. Dameris under his 2013 Employment Agreement (as described later in this proxy statement). These awards are described in the table below. The number of shares under these awards will depend on the closing share price on the day of grant and are not determinable at this time.

Name and Position	Dollar Value of Units ($)	Number of Units (#)
Peter T. Dameris, President and Chief Executive Officer	(8,400,000) (1)	N/A(2)
James L. Brill, Senior Vice President and Chief Administrative Officer	—	—
Edward L. Pierce, Executive Vice President and Chief Financial Officer	—	—
Michael McGowan, Chief Operating Officer and President, Oxford Global Resources	—	—
Randolph Blazer, President, Apex Systems	—	—
Theodore S. Hanson, Chief Financial Officer, Apex Systems	—	—
Executive Group	—	—
Non-Executive Officer Employee Group	—	—

(1)
Pursuant to Mr. Dameris’ 2013 Employment Agreement, he is eligible to receive (i) in each of 2014 and 2015, a grant of performance-vesting restricted stock units with respect to a number of shares of the Company’s common stock having a fair market value equal to $800,000, (ii) in each of 2014 and 2015, a grant of performance-vesting restricted stock units with respect to a target number of shares of the Company’s common stock having a fair market value equal to $2,100,000 and a maximum number of shares of the Company’s common stock having a fair market value of $3,150,000 and (iii) in 2014, a performance award providing the opportunity to earn up to $500,000 (collectively, the “Dameris Awards”). The amount disclosed in the table reflects the maximum dollar value of the restricted stock units and performance awards Mr. Dameris can receive pursuant to his 2013 Employment Agreement.

(2)
The number of units/shares of our common stock covered by the Dameris Awards are not currently determinable, as they are based on the closing price of the Company’s common stock on the date of settlement.

Awards Granted to Certain Persons as of March 31, 2013
The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Amended 2010 Plan as of March 31, 2013. Stock options granted under the Amended 2010 Plan typically have a maximum term of ten years. The exercise price of all such stock options may not be less than 100% of the fair market value of the underlying share on the date of grant. Certain awards set forth in this table for the named executive officers were granted in 2012 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2012 and therefore also are included in the Director Compensation Table set forth in this proxy statement and are not additional awards.

Name and Position	Stock Option Grants	Weighted Average Exercise Price	Restricted Stock Units	Restricted Stock Units
	(#)	($)	(#)	($)
Peter T. Dameris, President and Chief Executive Officer	-	$ -	525,530	$ 2,500,000 (1)
James L. Brill, Senior Vice President and Chief Administrative Officer	-	$ -	121,677	-
Edward L. Pierce, Executive Vice President and Chief Financial Officer	-	$ -	17,889	-
Michael McGowan, Chief Operating Officer and President, Oxford Global Resources	-	$ -	131,272	-
Randolph Blazer, President, Apex Systems	-	$ -	-	-
Theodore S. Hanson, Chief Financial Officer, Apex Systems	-	$ -	-	-
All current executive officers as a group (10 persons)	3,000	$9.36	906,820	-
All current non-employee directors as a group (6 persons)	-	$ -	96,059	-
William E. Brock, Director	-	$ -	23,945	-
Edwin A. Sheridan, IV, Director	-	$ -	6,056	-
Brian J. Callaghan, Director	-	$ -	6,056	-
Each associate of any such directors, executive officers or nominees	-	$ -	-	-
Each other person who received or is to receive 5% of such options or rights	-	$ -	-	-
All employees except current executive officers as a group	428,354	$9.44	538,902	-

(1)	Represents awards that will be converted to shares on the date of settlement.
Approval of Proposal Two
The affirmative vote of the holders of a majority of On Assignment’s voting shares represented and entitled to vote on this proposal at the Annual Meeting is required for the Amendment. Our Board unanimously recommends that our shareholders vote “FOR” the First Amendment of On Assignment’s 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of On Assignment’s common stock as of March 31, 2013.

Certain information in the table concerning shareholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the Securities and Exchange Commission.  Pursuant to Rule 13d 3 of the Securities Exchange Act of 1934, as amended, among other determining factors, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date that information is provided.  In addition, we note that Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC.  In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include any shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above, but excludes any securities held by or for the account of the Company or its subsidiaries.  As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power.  As of March 31, 2013 there were 53,212,419 shares of On Assignment common stock outstanding.

Ownership of On Assignment

The following table sets forth the beneficial ownership of On Assignment’s common stock as of March 31, 2013 for the following persons:

·	all shareholders known by us to beneficially own more than 5% of our common stock;

·	each of our directors;

·	each of our named executive officers, as identified; and

·	of our directors and named executive officers as a group.

The address of each person listed is in care of On Assignment, 26745 Malibu Hills Road, Calabasas, California 91301, unless otherwise set forth below such person’s name.  In addition, unless otherwise indicated, each person listed has sole voting power and sole investment power.

	Shares Beneficially Owned
Name	Shares of Common Stock (1)		Right to Acquire within 60 days of March 31, 2013 (2)	Percent of Outstanding Shares
BlackRock, Inc. (4)	4,051,453	(3)	-	7.6%
40 East 52nd Street
New York, NY 10022
TimesSquare Capital Management, LLC (6)	3,224,920	(4)	-	6.1%
1177 Avenue of the Americas – 39th Floor
New York, NY 10036				*
William E. Brock**	21,148	(5)	-	*
Jonathan S. Holman**	23,652	(5)	-	*
Jeremy M. Jones**	88,634	(5)	-	*
Marty Kittrell**	6,028	(5)	-	*
Brian J. Callaghan**	1,756,685	(5)	-	3.3%
Edwin A. Sheridan, IV**	2,092,405	(5)	-	3.9%
Peter T. Dameris**	530,050	(6)	244,305	1.5%
Edward L. Pierce**	52,192	(7)	-	*
James L. Brill**	179,820	(8)	100,024	*
Michael J. McGowan**	269,161	(9)	120,000	*
Randolph C. Blazer**	182,640	(10)	6,579	*
Theodore S. Hanson**	478,157	(10)	6,579	*
All directors and executive officers as a group	7,536,689		560,387	15.2%
(16 persons)

*	Represents less than 1 percent of the shares outstanding.
**	Directors' and officers' shares as of March 31, 2013.

(1)
Includes shares for which the named person has sole voting and investment power and/or has shared voting and investment power with a spouse or minor child. Excludes shares that may be acquired through exercise of stock options, warrants and vesting of restricted stock units.

(2)
Includes shares that can be acquired upon the exercise of stock options which vested prior to or on March 31, 2013, but remain unexercised, as well as stock options which vest within 60 days after March 31, 2013 and restricted stock units that vest within 60 days after March 31, 2013.

(3)
Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013, the reporting person has sole voting power for 4,051,453 and sole dispositive power for 4,051,453 shares.

(4)
Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013. The reporting person has sole voting power for 3,043,620 and sole dispositive power for 3,224,920 shares.

(5)				The total number of shares beneficially owned does not include 3,028 unvested restricted stock units which were reported in a Form 4 at or around the time of grant.
(6)
The total number of shares beneficially owned includes 91,547 restricted stock units that would vest and to which Mr. Dameris would be entitled to if he had been terminated by the Company without cause on March 31, 2013.

(7)				The total number of shares beneficially owned does not include 20,883 unvested restricted stock units which were reported in a Form 4 at or around the time of grant.
(8)				The total number of shares beneficially owned does not include 33,810 unvested restricted stock units which were reported in a Form 4 at or around the time of grant.
(9)				The total number of shares beneficially owned does not include 46,509 unvested restricted stock units which were reported in a Form 4 at or around the time of grant.
(10)				The total number of shares beneficially owned does not include 19,737 unvested restricted stock units which were reported in a Form 4 at or around the time of grant.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section explains On Assignment’s compensation philosophy and compensation program as it relates to our 2012 named executive officers whose compensation is disclosed below pursuant to SEC rules:

Peter T. Dameris	President and Chief Executive Officer

Edward L. Pierce	Executive Vice President and Chief Financial Officer

James L. Brill	Senior Vice President, Chief Administrative Officer and Treasurer; former Chief Financial Officer

Michael McGowan	Chief Operating Officer and President, Oxford Global Resources

Randolph Blazer	President, Apex Systems

Theodore S. Hanson	Chief Financial Officer, Apex Systems

Mr. Brill served as Senior Vice President and Chief Financial Officer of the Company until September 1, 2012, when he resigned from that position and was appointed to Senior Vice President and Chief Administrative Officer. On September 1, 2012, Mr. Pierce, formerly a member of the Company’s Board of Directors, was appointed to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Blazer and Mr. Hanson became named executive officers as a result the Company’s acquisition of Apex Systems on May 15, 2012.

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and also to incentivize executive contributions that are consistent with our corporate objectives and shareholder interests.  It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To provide stable income as compensation for ongoing performance of job responsibilities.
Annual performance-based cash compensation (bonuses)	To incentivize short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation
To incentivize long-term performance objectives, align the interests of our named executive officers with shareholder interests, encourage the maximization of shareholder value and retain key executives.

Severance and change in control benefits
To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives.

Retirement savings (401(k) plan)	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide standard protection with regard to health, dental, life and disability risks as part of a market-competitive compensation package.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic.  In alignment with the objectives set forth above, the Compensation Committee has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team. As mentioned, Mr. Blazer and Mr. Hanson became named executive officers as a result of the Company’s acquisition of Apex Systems. As such, the 2012 compensation programs applicable to Mr. Blazer and Mr. Hanson were in place prior to the Company’s acquisition of Apex Systems. Accordingly, except as otherwise noted, references below to compensation decisions made with respect to our named executive officers’ 2012 compensation do not apply to Mr. Blazer or Mr. Hanson, since decisions with respect to their 2012 compensation were generally made prior to their commencing employment with us.

Our compensation decisions for the named executive officers in 2012, including each of the key elements of our executive compensation program, are discussed in detail below.  This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Compensation Consultant

In 2012, the Compensation Committee retained Semler Brossy as its compensation consultant to help benchmark compensation for certain positions in the Company including the Chief Executive Officer and Chief Financial Officer. Semler Brossy also assisted the Compensation Committee on compensation-related items including pay amounts, design of the annual cash incentive compensation program, design of the long-term incentive compensation program and renewal of the Chief Executive Officer’s employment agreement.

The Compensation Committee reviewed Semler Brossy’s independence and conflict of interest policies and confirmed that no conflicts of interest exist with Semler Brossy.

Compensation Philosophy

The Company seeks to attract, motivate and retain key talent needed to enable On Assignment to operate successfully in a competitive environment.  The Company’s fundamental policy is to offer On Assignment’s named executive officers competitive and fair compensation opportunities based upon their relevant experience, their individual performance and the overall financial performance of On Assignment in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that the compensation program for the executive officers is instrumental in the Company’s performance.

The Compensation Committee oversees the executive compensation program and determines compensation for the Company’s executive officers.  The Compensation Committee recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives, and has done so with each of its executive officers.  Through these agreements, On Assignment seeks to further motivate such individuals or retain their services as well as to secure confidentiality and non-solicitation obligations from such executives, applicable both during and after their employment.  These agreements with executive officers include executive employment agreements and severance arrangements.

In exercising discretion to determine compensation, the Compensation Committee carefully considers the experience, responsibilities and performance of each executive officer and the Company’s overall financial performance. In determining appropriate compensation for our executives, On Assignment considers numerous factors including, but not limited to: rewarding results which are beneficial for the shareholders, competitive compensation, balancing cash and equity payments, recognizing external effects on our business, retention of executives and key employees, skills of the executive officers, the Company’s business and growth strategy and the overall reasonableness of compensation.
In 2012, the Compensation Committee, with the assistance of Semler Brossy, considered the compensation of executive officers of competitor companies when considering the compensation of the Chief Executive Officer and Chief Financial Officer. In its analysis, Semler Brossy utilized a peer group of 20 professional services companies to benchmark compensation for the Chief Executive Officer and Chief Financial Officer, including related industry peers, primarily in the staffing and consulting services area and were generally within one-third to three times On Assignment’s revenue. The following companies were included in the peer group: AMN Healthcare Services Inc., CACI International Inc., CDI Corp., CIBER Inc., Cross Country Healthcare Inc., FTI Consulting Inc., Heidrick & Struggles, Hudson Highland Group Inc., Huron Consulting Group Inc., iGATE Corp., Insperity Inc., Kforce Inc., Korn/Ferry International, Mednax Inc., Navigant Consulting Inc., Resources Connection Inc., Robert Half International Inc., Team Health Holdings Inc., TrueBlue Inc., and Unisys Corp.
The Compensation Committee considers the Chief Executive Officer’s reviews and assessments of the performance of the other executive officers.   The Compensation Committee works closely with the Chief Executive Officer in setting compensation for the executive officers (other than the Chief Executive Officer), giving weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of their performance.
The Compensation Committee strives to achieve a balance between cash and equity compensation as well as long-term and short-term incentive compensation which align with our shareholders’ interests, but the Compensation Committee does not employ any formal method for allocating between cash and equity wards or between long-term and short-term incentives. Instead, the Compensation Committee balances various goals, longer-term performance objectives and vesting conditions on an individualized basis.

A fundamental objective of the Compensation Committee is to make a substantial portion of each executive officer’s compensation contingent upon On Assignment’s performance as well as upon his own individual level of performance such that each executive officer is compensated for results.  The Compensation Committee may further this objective through an annual performance-based incentive compensation program using multi-year, long-term incentive awards subject to achievement of specified goals tied to business criteria, including periodic equity grants with performance-based vesting components.  The Compensation Committee strives to align the remuneration potential for the executive officers with shareholder interests through the use of equity awards.  The mechanics and performance criteria for annual incentive awards and long-term incentive awards are discussed in greater detail below.

With respect to our named executive officers, the Compensation Committee links a substantial portion of the executive’s total compensation to the performance of the Company or division over which the executive has responsibility (as applicable), quantified by the following measurements (which apply differently to different executives, as described in more detail below): (i) adjusted EBITDA (which, for the purposes of incentive compensation targets, is earnings before interest, taxes, depreciation and amortization but excluding gains losses or expenses associated with unusual items; unusual items include restructurings, discontinued operations, force majeure, litigation, judgments and settlements, changes in tax laws or accounting principles, severance, equity based compensation expense, one-time gains or losses from disposal or sale of assets and impairment of goodwill or other identifiable intangible assets); (ii) gross profit; (iii) adjusted EBITDA per share; and (iv) revenue.

The Compensation Committee believes this structure is appropriate because senior executives’ efforts and business judgment significantly impact the performance of the Company and the Company’s stock price, and these metrics quality that impact. Our executive officers receive annual cash incentive compensation opportunities with attainment targets set each year by the Compensation Committee, based on percentages of their annual salary depending upon the scope of the executive’s responsibilities.  Additionally, our executive officers receive RSU equity grants, the size of which increase as the executive’s level of responsibility and impact on overall Company performance increases.  The value of the equity grants are tied to the value of On Assignment’s common stock, with vesting schedules that are based on the passage of time and upon the attainment of performance-based goals established by the Compensation Committee. We believe that linking equity awards to continued service and/or performance-based vesting conditions provides desirable retention and performance incentives.

The Compensation Committee believes the use of both annual and long-term incentive awards encourages the executive officers to balance and manage short-term returns against long-term Company goals and investments in future opportunities.  Annual incentive awards are generally cash awards intended to reward the executive for achieving growth on one or more designated business unit level or consolidated performance metrics.  Multi-year, long-term incentive awards are typically equity awards, with vesting triggered by the passage of time and/or by the attainment of designated levels of Company financial performance.   The Compensation Committee may, in its discretion, reduce the amount of certain awards otherwise payable in connection with an incentive program if the Compensation Committee determines that the assumptions applied when setting the goals ultimately prove invalid, unanticipated factors not tied to executive performance results in the attainment of the targets, or the Compensation Committee determines that other considerations dictate that the award should be reduced.  Awards to individuals who are “covered employees” under Code Section 162(m) (discussed below) or who the Compensation Committee believes may be covered in the future, may be structured in a manner intended to constitute “qualified performance-based compensation” under Code Section 162(m) in order to preserve the deductibility of the awards.

The compensation programs for Mr. Blazer and Mr. Hanson vary from the philosophy described above as they became named executive officers as a result of the Company’s acquisition of Apex Systems on May 15, 2012. On Assignment agreed to honor Mr. Blazer’s and Mr. Hanson’s existing compensation arrangement after its acquisition of their employer, Apex Systems.

The key factors considered in establishing the components of each executive officer’s compensation package for 2012 (except as noted for Mr. Blazer and Mr. Hanson) are summarized below.

Say-on-Pay

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”).  At our 2012 annual shareholder’s meeting held on May 14, 2012, a majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal.  The Compensation Committee believes this affirms our shareholders’ support of the compensation program, objectives and policies for our named executive officers, and did not change the approach in 2012. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers. Following the advisory vote on named executive officer compensation at this year’s shareholder meeting, we will provide our shareholders with the opportunity to cast a say-on-pay vote at our 2014 annual meeting.

Compensation Program Elements

The key elements of executive compensation are:

■	base salary;

■	performance-based cash incentive compensation;

■	long-term equity-based incentive awards, which include time vesting and performance-based vesting grants; and

■	perquisites and participation in Company-sponsored employee benefit plans.

The discussion that follows summarizes key features and the purpose of the elements of the 2012 executive compensation program for the Company.

Base Salary

One component of our compensation package is an annual salary commensurate with each executive officer’s experience, scope of responsibility, skill in executing those responsibilities and overall value to the organization.  The Company considers the following factors in determining the base salary for each executive officer:

-	individual performance as measured by the success of the executive officer’s business division or area of responsibility;

-	competitiveness with salary levels of similarly sized companies evaluated through informal salary surveys, internal compensation parity standards;

-	the range of the Company’s other executive officer salaries and annual salary increases awarded to the Company’s other executive officers;

-	the performance of the Company and the overall economic climate

-	whether the base salary equitably compensates the executive for the competent execution of his duties and responsibilities;

-	the executive officer’s experience; and

-	the anticipated impact of the executive officer’s business division or area of responsibility.

The amount and timing of any increase in base compensation depends upon, among other things, overall economic conditions, the performance of the Company and the executive officer’s business unit (if applicable), the individual’s performance, internal compensation parity and the time interval and any responsibilities assumed since the last salary increase.  While the Compensation Committee allocates a competitive base salary for each executive, base salary is only a portion of the overall compensation program.  Executive officers’ performance, including over-achievement, is generally rewarded through incentive programs, rather than base salary.

In determining whether or not to apply a 2012 salary increase for Mssrs. Dameris, Brill and McGowan, the Compensation Committee evaluated the overall value of each executive officer’s compensation and equity, the performance of the Company and the division over which the executive has responsibility (if applicable), the percentage of executive compensation compared to the Company’s overall expenses, the performance of the staffing industry, the Company’s need to invest in new headcount and the overall economic climate.   The Compensation Committee determined to increase Mr. Dameris’ annual salary by $64,750 to $700,000, effective January 1, 2012, as Mr. Dameris had not received a salary increase since 2008. The Compensation Committee determined that Mr. Brill’s salary was appropriate and did not increase Mr. Brill’s salary for 2012.   Mr. McGowan’s base salary was increased from $390,885 to $550,000 on June 1, 2012 in conjunction with his promotion to Chief Operating Officer of the Company.

With respect to Mr. Pierce, the Compensation Committee reviewed competitive chief financial officer salaries with Semler Brossy, and set his initial annual base salary at $450,000. The 2012 salaries for Mr. Blazer and Mr. Hanson were determined by Apex Systems, which we acquired in May 2012. At the time of the Company’s acquisition of Apex Systems, Mr. Blazer’s 2012 base salary was $650,000 and Mr. Hanson’s 2012 base salary was $400,000.

 Annual Cash Incentive Compensation

Annual Cash Incentive Bonus

Executive officers, including our named executive officers, are eligible for annual incentive compensation payable in cash and tied to achievement of performance goals, which typically include components related to revenues and profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility.  By focusing on revenues and profitability measures, the Compensation Committee attempts to relate annual cash incentive compensation to performance measures that demonstrate appropriate growth and contribute to overall shareholder value.  Within the first 90 days of each fiscal year, the Compensation Committee normally establishes annual performance targets and corresponding incentive compensation, which annual incentive compensation is typically calculated as a percentage of the individual’s base salary, with higher level executives eligible for higher target percentages. Except in the case of Mr. Pierce (who was hired on September 1, 2012) and Mr. Blazer and Mr. Hanson (who each became named executive officers as a result of the Company’s acquisition of Apex Systems), the Compensation Committee followed this procedure for 2012 annual incentive compensation, setting percentages ranging from 75% of annual salary to 120% of annual salary, assigned according to the rank and the scope of responsibilities of the executive and provisions in the executive employment agreements.  The 2012 annual cash incentive opportunities for Mr. Blazer and Mr. Hanson were $125,000 and $104,062, respectively, and were in place at the time of the Company’s acquisition of Apex Systems on May 15, 2012.

For most of our officers, half or more of each annual compensation package is attached to attainment of the respective incentive compensation program targets.  The Compensation Committee believes this arrangement appropriately links the executives’ remuneration to the performance of the Company and the benefits derived by the shareholders.  Except in the case of Mr. Pierce (who became a named executive officer on September 1, 2012), the targets are based on full year performance measures and are, therefore, determined at a time when attainment is substantially uncertain.  In recent years, including 2012, this incentive bonus has consisted of two components:  a “target bonus” (or “Tier 1”) for the achievement of set objectives the Compensation Committee established at the beginning of the year and an “additional bonus” (or “Tier 2”) based on extraordinary performance surpassing those objectives, paid incrementally up to a pre-set level.  Structuring the annual incentive compensation in this manner upholds On Assignment’s philosophy of paying for performance.  The target bonus is designed to be achievable based upon highly competent management performance on the executive’s part, assuming certain economic conditions and other circumstances at the time the goal was established.  The additional bonus is designed to be difficult to achieve under those circumstances and to reward truly exceptional performance.

In 2012, the Compensation Committee established the cash incentive compensation percentage based on provisions in each executive officer’s employment agreement, historical cash incentive compensation amounts and the same general factors that the Compensation Committee considered for annual base salary.  The performance goals were set by the Compensation Committee after consultation with the Chief Executive Officer (with respect to executive officers other than himself) and represent a percentage attainment of the amount forecasted by the Company or a division for the fiscal year as set forth in the 2012 Board-approved budget.  In 2012, the Compensation Committee determined that growth and success in the areas of Adjusted EBITDA, gross profit, adjusted EBITDA per share and revenue would indicate growth and success for the Company.  The Compensation Committee believes that the Company’s success in these areas best represent the measures used by our shareholders to assess our company’s value.  As described under “Compensation Philosophy” above, Adjusted EBITDA for the purposes of incentive compensation targets is earnings before interest, taxes, depreciation and amortization but excluding gains losses or expenses associated with unusual items.

For 2012, the cash incentive compensation component and amount attained for each named executive officer is set forth below.  The Compensation Committee may exercise negative discretion to reduce the amount of an award otherwise made in connection with certain incentive plans.

President and Chief Executive Officer and Chief Administrative Officer.  For 2012, Mr. Dameris’ maximum cash incentive compensation remained at 120% of his base salary, as provided in 2010 Employment Agreement (as defined below), and Mr. Dameris earned a cash bonus equal to $840,000 out of a maximum possible $840,000 of his 2012 cash incentive bonus.  Mr. Brill’s target bonus opportunity of 100% of his base salary, was set forth in his employment agreement. Mr. Brill earned $323,136 out of a maximum possible $323,136 of his 2012 cash incentive bonus.  The performance targets applicable to the 2012 bonuses for Mr. Dameris and Mr. Brill set by the Compensation Committee after consultation with management and the amounts earned and are noted below (reference to “Company” in the tables below excludes the results of Apex Systems).

Tier 1.  For 2012, Mr. Dameris was eligible to earn a cash incentive bonus equal to 60% of his annual base salary and Mr. Brill was eligible to earn an annual cash incentive bonus equal to 50% of his annual base salary upon the Company’s attainment of the following targets during 2012 described here as Tier 1 Targets:

% of Tier 1 Target	Performance Target	Actual Performance	Dameris Incentive Opportunity	Dameris Incentive Amount Earned	Brill Incentive Opportunity	Brill Incentive Amount Earned
60%	Company achieves $65,299,300 in Adjusted EBITDA	$83,462,621	$252,000	$252,000	$96,941	$96,941
40%	Company achieves $220,115,500 in consolidated gross profit	$241,726,042	$168,000	$168,000	$64,627	$64,627

Tier 2.  Mr. Dameris was eligible to earn an additional cash incentive bonus of up to 60% of his annual base salary and Mr. Brill was eligible to earn an additional cash incentive bonus of up to 50% of his annual base salary upon the Company’s attainment of the following targets during 2012 described here as Tier 2 Targets:

% of Tier 2 Target	Performance Target	Actual Performance	Dameris Incentive Opportunity	Dameris Incentive Amount Earned	Brill Incentive Opportunity	Brill Incentive Amount Earned
70%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Company achieving $65,299,500 to $68,861,000 in Adjusted EBITDA	$83,462,621	$294,000	$294,000	$113,098	$113,098
30%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Company achieving $220,115,000 to $232,122,000 in gross profit	$241,726,042	$126,000	$126,000	$48,470	$48,470
	Tier 1 + Tier 2 Total		$840,000	$840,000	$323,136	$323,136

Edward L. Pierce, Chief Financial Officer. Mr. Pierce, who joined the Company as Executive Vice President and Chief Financial Officer on September 1, 2012, earned $150,000 out of a maximum possible $150,000 of his 2012 cash incentive bonus. Mr. Pierce’s cash bonus opportunity was set by the terms of his September 1, 2012 employment agreement with the Company. The targets are set by the Compensation Committee after consultation with management and the amounts earned were determined as set forth below (reference to “Company” in the tables below excludes the results of Apex Systems).

Tier 1.   Mr. Pierce was eligible to earn a cash incentive bonus equal to 50% of his prorated annual base salary upon the Company’s attainment of the following targets for the period between September 1, 2012 and December 31, 2012, described here as Tier 1 Target(s):

% of Tier 1 Target	Performance Target	Actual Performance	Incentive Opportunity	Incentive Amount Earned
60%	Company achieves Adjusted EBITDA of $24,158,806	$29,521,833	$45,000	$45,000
40%	Company achieves gross profit of $76,206,218	$82,656,536	$30,000	$30,000

Tier 2.  Mr. Pierce was eligible to earn an additional incentive bonus up to 50% of his prorated annual base salary contingent upon the Company’s attainment of the following targets for the period between September 1, 2012 and December 31, 2012, described here as Tier 2 Target(s):

% of Tier 2 Target	Performance Target	Actual Performance	Incentive Opportunity	Incentive Amount Earned
70%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on achieving $24,158,806 to $25,475,460 of Adjusted EBITDA	$29,521,833	$52,500	$52,500
30%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Company achieving $76,206,218 to $80,359,457 in gross profit	$82,656,536	$22,500	$22,500
	Tier 1 + Tier 2 Total		$150,000	$150,000

Chief Operating Officer and President, Oxford Global Resources.  Mr. McGowan earned $483,702 out of a maximum possible $483,702 of his 2012 cash incentive bonus.  Pursuant to his employment agreement, Mr. McGowan is eligible for an annual cash incentive award of up to 100% of his annual base salary based on achievement and over-achievement of performance metrics.  The amount of cash incentive bonus that Mr. McGowan earned for 2012 performance was determined as noted below (reference to “Company” in the tables below excludes the results of Apex Systems).

Tier 1.  For 2012, Mr. McGowan was eligible to earn a cash incentive bonus up to 50% of his annual base salary contingent upon Oxford and/or the Company’s attainment of the following targets during 2012 described here as Tier 1 Target(s):

% of Tier 1 Target	Performance Target	Actual Performance	Incentive Opportunity	Incentive Amount Earned
18%	Company achieves Adjusted EBITDA of $65,299,300	$83,462,621	$43,533	$43,533
12%	Company achieves gross profit of $220,115,500	$241,726,042	$29,022	$29,022
42%	Oxford achieves Adjusted EBITDA of $40,872,700	$54,245,888	$101,577	$101,577
28%	Oxford achieves gross profit of $104,463,700	$344,983,184	$67,718	$67,718

Tier 2.  Mr. McGowan was eligible to earn an annual incentive bonus up to 50% of his annual base salary contingent upon Oxford and/or the Company’s attainment of the following targets during 2012 described here as Tier 2 Target(s):

% of Tier 2 Target	Performance Target	Actual Performance	Incentive Opportunity	Incentive Amount Earned
21%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on achieving $65,299,500 to $68,861,000 of Adjusted EBITDA	$83,462,621	$50,789	$50,789
9%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Company achieving $220,115,000 to $232,122,000 in gross profit	$241,726,042	$21,767	$21,767
49%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Oxford achieving $40,872,700 to $45,875,000 in Adjusted EBITDA	$54,245,888	$118,507	$118,507
21%	0 to 100% of bonus opportunity applicable to this factor on a sliding scale based on Oxford achieving $104,463,700 to $112,426,000 in gross profit	$344,983,184	$50,789	$50,789
	Tier 1 + Tier 2 Total		$483,702	$483,702

President, Apex Systems, and Chief Financial Officer, Apex Systems. For 2012, Mr. Blazer earned $87,500 out of a maximum possible $125,000 of his 2012 cash incentive bonus.   Mr. Hanson earned $72,844 out of a maximum possible $104,062 of his 2012 cash incentive bonus.  The amount of cash incentive bonus that Mr. Blazer and Mr. Hanson earned for 2012 performance was determined as noted below. As mentioned above, the 2012 cash incentive bonuses ($125,000 for Mr. Blazer and $104,062 for Mr. and Hanson) were established by Apex prior to our acquisition of the company in May 2012.

Performance Target	Actual Performance	Blazer Incentive Opportunity	Blazer Incentive Amount Earned	Hanson Incentive Opportunity	Hanson Incentive Amount Earned
85% to 100% of bonus opportunity applicable to this factor on a sliding scale based on Apex Systems achieving $704,574,852 to $828,911,590 in revenue	$791,020,268	$50,000	$37,500	$41,625	$31,219
80% to 100% of bonus opportunity applicable to this factor on a sliding scale based on Apex Systems achieving 7.2% to 9% EBITDA margin	9.3%	$50,000	$50,000	$41,625	$41,625
100% of bonus opportunity based on Apex Systems achieving $1,036,139,488 in revenue	$791,020,268	$12,500	$0	$10,406	$0
100% of bonus opportunity based on Apex Systems achieving 11.25% EBITDA margin	9.3%	$12,500	$0	$10,406	$0
			$87,500	$104,062	$72,844

Discretionary Bonuses

The Compensation Committee may award additional discretionary bonuses to reward or incentivize our executive officers for separate or additional accomplishment, and/or upon a change in the executive officer’s employment status. Mr. Blazer and Mr. Hanson each earned $300,000 for 2012 performance under a discretionary bonus program maintained by Apex Systems at the time it was acquired by the Company on May 15, 2012. The Compensation Committee approved the discretionary bonus payments to Mr. Blazer and Mr. Hanson in amounts recommended by Apex Systems noting this program was in place prior the Company’s acquisition of Apex Systems and that Apex Systems accrued for the discretionary bonus program including prior to the Company’s acquisition. The Compensation Committee further considered the criteria involved with distribution of the Apex Systems discretionary bonus program, including leadership, outperformance of expectations, achievement of outstanding results and completion of projects.

Long Term Incentive Compensation Plan

    In the merger agreement between the Company and Apex Systems, the Company agreed to maintain and perform all obligations under Apex Systems’ 2010 Long Term Incentive Program (the “2010 LTIP”) in accordance with the terms of the 2010 LTIP. The three-year long term incentive program, implemented in 2010, provides for cash awards to eligible employees, including Mr. Blazer and Mr. Hanson, based on target revenue and earnings before interest, taxes, depreciation and amortization (EBITDA). Mr. Blazer and Mr. Hanson each received $300,000 under the 2010 LTIP.
 Annual Equity Incentive Compensation

The Compensation Committee periodically approves grants of stock options, restricted stock and/or restricted stock units to On Assignment’s executive officers, including its named executive officers.  These grants are designed to balance the comparatively short-term goals of the annual cash incentive compensation targets with long-term stock price performance, to align the interests of each executive officer with those of the shareholders and to provide each individual with a significant incentive to manage their responsibilities from the perspective of an owner with an equity stake in the business.   In addition, On Assignment believes that granting equity awards with long vesting periods creates a retention incentive and encourages the executive officers to focus on the Company’s long-term business objectives and long-term stock price performance.

In 2012, the Company continued to rely primarily on long-term equity awards in the form of RSUs to ensure a strong connection between the executive compensation program and the long-term interests of the Company’s shareholders.  RSUs enable the Company to confer value in excess of simple future appreciation, providing a valuable incentive in a volatile market.  Accordingly, the Company believes that RSUs are an effective compensation element for attracting executives and promoting their long-term commitment to the Company.  The Compensation Committee prefers RSUs to stock options because, unlike stock options, RSUs are not at risk of having an exercise price which is greater than the market price of the underlying shares during the three year vesting period and thereby failing in their fundamental purpose of providing an incentive to the executives to remain employed with the Company and focus efforts on achieving the performance targets necessary for vesting.

RSU grants may condition the vesting of some percentage of the award upon achievement of defined performance criteria within a specific timeframe.  The Compensation Committee believes that conditioning some of the vesting of RSU awards on the attainment of performance objectives is appropriate.  This type of award creates an incentive for the executive to attain the designated performance criteria, for vesting purposes, as well as to execute business plans that increase the overall fair market value of our common stock and align the executives’ interests with the Company’s shareholders.

The size of the RSU grant is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the executive’s seniority and ability to impact our stock price.  In determining the size of the award or grant, the Compensation Committee also considers the executive officer’s annual salary and annual incentive compensation opportunity.  Equity awards or grants also take into account the scope and business impact of the executive’s position, the individual’s potential to assume future duties and responsibility on behalf of On Assignment over the vesting schedule and/or option term, the executive’s individual performance in recent periods and the executive’s current holdings of On Assignment stock and options received through previous equity grants as well as the per individual, per period award limits, quality of service to the Company, experience of the officer, the then-current fair market value of the Company’s common stock, and the overall equity awarded to each executive officer.  The Compensation Committee feels that taking all of these factors into consideration enhances our ability to provide meaningful, appropriate and balanced incentives.

Long-term equity incentive compensation, structured in a way that aligns compensation of the executive officers with interests of our shareholders, comprised a significant portion of our named executive officers’ total 2012 compensation.  The Compensation Committee granted Mr. Dameris, our President and Chief Executive Officer, equity awards in 2012 in accordance with the terms of his applicable employment agreement.  Pursuant to his 2010 Employment Agreement, Mr. Dameris’ 2012 equity awards have multi-year time-vesting schedules and are further conditioned on performance-vesting requirements linked to the attainment of specified Adjusted EBITDA goals.  The Compensation Committee believes that a multi-year vesting schedule encourages Mr. Dameris’ continuation in service with the Company through those vesting dates.  In addition, the Compensation Committee believes that Mr. Dameris’ RSU grants provide Mr. Dameris with incentive to focus on increasing the long-term value of the Company as measured by the Company’s Adjusted EBITDA.  The use of Adjusted EBITDA targets encourages Mr. Dameris to focus on producing financial results that align with the interests of the shareholders.  In addition, one of Mr. Dameris’ 2012 equity awards is based on the attainment of Adjusted EBITDA per share during the twelve month performance period, which encourages Mr. Dameris to strive for quality stock performance of the Company which benefits our shareholders.

The Compensation Committee similarly strived to align the remuneration potential for the other executive officers with shareholder interests through the use of RSU equity awards during 2012.  Equity awards for Mr. Brill, Mr. Pierce, Mr. McGowan, Mr. Blazer and Mr. Hanson included a multi-year time-vesting portion and a portion which vest based on Adjusted EBITDA performance targets set by the

Company.  Consistent with its overall compensation philosophy, the Compensation Committee believes that the time-vesting portion of the RSU grant rewards the executive officers for exercising business judgment that maximizes the trading price of the Company’s common stock over a multi-year period.  The Compensation Committee believes the performance-vesting portion of the RSU grant encourages the executives to strive for superior Adjusted EBITDA results, which is an important measurement of the Company’s success for the shareholders.

The 2012 long-term equity incentive compensation granted to each named executive officer is set forth below.

President and Chief Executive Officer.  Mr. Dameris was entitled to receive the following equity incentive compensation opportunities in 2012:

(i)
On March 5, 2012, pursuant to his 2010 Employment Agreement, Mr. Dameris was granted 45,372 RSUs which are eligible to vest as to 50%-100% of the RSUs based on the Company’s attainment of an Adjusted EBITDA target over a 12-month period with the earned portion of the award vesting and becoming payable in two equal components on January 1, 2013 and January 1, 2014, subject to continued employment.  The Compensation Committee set the applicable target as follows:  Mr. Dameris will earn 50% of this award based on the Company (excluding Apex Systems) achieving $53,355,000 of Adjusted EBITDA in 2012 and he will earn up to an additional 50% of this award, on a sliding scale, based on the Company (excluding Apex Systems) achieving Adjusted EBITDA greater than $53,355,000 to a maximum of $66,694,000.  The Company (excluding Apex Systems) achieved $83,462,621 in Adjusted EBITDA in 2012 so Mr. Dameris vested in all 45,372 restricted stock units.

(ii)
On March 5, 2012, pursuant to the 2010 Employment Agreement, Mr. Dameris was granted three restricted stock unit awards, each with a fair market value of up to $500,000, determined on the applicable date of settlement.  Pursuant to the grant terms, Mr. Dameris was eligible to receive a linear pro ration of each grant based on percentage attainment of the target.  The Compensation Committee set the target as the Company (excluding Apex Systems) attaining Adjusted EBITDA per share of the Company’s common stock of $1.66 during the twelve month performance period ending December 31, 2012.  The Company (excluding Apex Systems) achieved $2.23 in Adjusted EBITDA per share of common stock so each restricted stock grant was earned in full by Mr. Dameris.  The 2010 Employment Agreement provides that first award under this grant is payable as soon as practicable after January 1, 2013 and the second award under this grant is payable as soon as practicable after January 1, 2014 and the third award under this grant is payable as soon as practicable after January 1, 2015.

(iii)
On December 31, 2012, pursuant to the 2013 Employment Agreement (as described below), Mr. Dameris was granted a restricted stock unit award having a value of $800,000. This award will vest on January 4, 2014 subject to continued employment and the Company attaining positive EBITDA in 2013.

Other Executive Officers.

Mr. Pierce. On September 1, 2012, the day Mr. Pierce commenced his employment with the Company as Chief Financial Officer, Mr. Pierce received a grant of 8,883 RSUs as inducement awards pursuant to the requirements of NYSE governing inducement awards which time vest over three years with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in substantially equal consecutive installments on each of 8 quarterly anniversaries thereafter, subject to Mr. Pierce’s continuing employment. In addition, Mr. Pierce received 75,000 stock options as inducement awards pursuant to the requirements of NYSE governing inducement awards which vest as follows: 18,750 shares vest and become exercisable on the first anniversary of the grant date and the remaining shares vest in 36 substantially equal installments upon each monthly anniversary thereafter, subject to continued employment.

Mr. Brill and Mr. McGowan. On January 3, 2012, Mr. Brill and Mr. McGowan each received a grant of 39,927 RSUs, 60% of which time vest in three equal, annual installments on January 3, 2013, January 3, 2014 and January 3, 2015, subject to continued employment. The remaining 40% of each RSU award is performance-based, vesting in three equal, annual installments subject to attainment of performance targets established by the Compensation Committee for that year and subject to continued employment (the “Performance Vesting Grant”).  On March 5, 2012, the Compensation Committee established the following target for the 2012 Performance Vesting Grant for Mr. Brill and Mr. McGowan: 50% of the 2012 Performance Vesting Grant vests based on achieving $56,690,000 of Adjusted EBITDA and, up to an additional 50% vests on a percentage basis incrementally on Adjusted EBITDA greater than $56,690,000 to a maximum of $66,694,000. According to the terms of the grant, the portion of the 2012 Performance Vesting Grant which does not vest because the performance goal was not attained (if any) rolls forward to become part of the 2013 Performance Vesting Grant scheduled to vest in January 2014 contingent upon attainment of the applicable target for 2013.  The Company achieved $83,462,621 in Adjusted EBITDA in 2012 so Mr. Brill and McGowan vested in full in each of their 2012 Performance Vesting Grants no RSUs from the 2012 Performance Vesting Grant rolled forward to become part of the 2013 Performance Vesting Grant.

In connection with Mr. McGowan’s promotion to Chief Operating Officer of the Company (in addition to continuing to serve as President of Oxford Global Resources), on June 1, 2012, Mr. McGowan received a one-time equity grant in the amount of 6,562 RSUs which vests over a period of four years.

Mr. Blazer and Mr. Hanson. Upon the Company’s acquisition of Apex System on May 15, 2012, Mr. Blazer and Mr. Hanson each received grants of 32,895 RSUs as inducement awards pursuant to the requirements of the NASDAQ Global Select governing inducement awards, the exchange on which the Company was trading on the date of grant, 60% percent of which vest in three equal, annual installments on May 15, 2013, May 15, 2014 and May 15, 2015, subject to continued employment.  The remaining 40% of each award is performance-based, vesting in three equal, annual installments subject to attainment of performance targets established by the Compensation Committee for each performance period and subject to continued employment (the “Apex Performance Vesting Grant”).  The Compensation Committee established the following target for the 2012 Apex Performance Vesting Grant for Mr. Blazer and Mr. Hanson: 50% of the 2012 Apex Performance Vesting Grant will vest upon Apex Systems achieving $66,588,019 of Adjusted EBITDA between the period beginning on June 1, 2012 and ending on May 31, 2013 and up to an additional 50% of the RSUs will vest, on a percentage basis between 0% and 50%, upon Apex Systems achieving Adjusted EBITDA greater than $66,588,019 to a maximum of $86,172,730 between the period beginning on June 1, 2012 and ending on May 31, 2013, subject to continued service.

According to the terms of each grant, the portion of the 2012 Apex Performance Vesting Grant which does not vest because the performance goal is not attained rolls forward to become part of the 2013 Apex Performance Vesting Grant scheduled to vest in 2014 contingent upon attainment of the applicable target for the 2013-2014 performance period.  As the performance period has not yet completed, vesting of the Apex Performance Vesting Grant has not yet been determined.

Accelerated Vesting and Settlement of Equity Awards

In order to help our most senior executives mitigate some of the tax uncertainties that existed at year-end 2012 relating to the “fiscal cliff” and other tax policy debates which were ongoing at that time, in December 2012 the Compensation Committee determined to accelerate the vesting and settlement of all or a portion of certain equity awards held by Mr. Dameris, Mr. Brill, Mr. McGowan, Mr. McGrath, Mr. Rutherford and Ms. Hoffman-Abby by between one and five days; one fully-vested equity award with a settlement-date value of $500,000 held by Mr. Dameris was settled on December 31, 2012 instead of February 1, 2013.

Company-Sponsored Health and Welfare Benefits

Our executives and their legal dependents are eligible to participate in Company sponsored health and welfare plans.  These benefits are designed to be competitive with overall market practices and to attract and retain employees with the skills and experience needed to promote On Assignment’s goals.  The Compensation Committee believes that providing this coverage opportunity and enabling payment of the employee portion of such coverage costs through payroll deductions encourages our executives and their legal dependents to avail themselves of appropriate medical, dental and other health care services, as necessary, to help ensure our executives’ continued ability to contribute their efforts towards achieving On Assignment’s growth, profitability and other goals.

Deferred Compensation Plan
On Assignment offers tax-qualified 401(k) plans to its U.S. employees. Some of our executives and other employees are not eligible to fully participate up to the maximum contribution levels permitted by the Code in the applicable On Assignment 401(k) plan as a result of their status as “highly compensated” employees under the Code.
On Assignment previously offered deferred compensation plans, however, in April 2011, the Board of Directors of our Company terminated the Deferred Compensation Plans, due to low participation and the cost of maintaining the Deferred Compensation Plans. The Deferred Compensation Plans are described in more detail under the heading “Deferred Compensation” elsewhere in this Proxy Statement.

Severance and Change-in-Control Benefits

Each of our named executive officers is party to an employment agreement that provides for severance upon a qualifying termination of employment.  Additionally, pursuant to our Executive Change of Control Agreements with Mr. Dameris and Mr. Pierce as well as the On Assignment Change in Control Severance Plan in which our other named executive officers participate, On Assignment provides for cash severance and other benefits in the event the executive is terminated under certain defined circumstances following a change in control of our company.  We feel that these severance triggers and levels (described in more detail below) are appropriate to ensure our executive officers’ financial security, commensurate with their positions, in order to permit them to stay focused on their duties and responsibilities and promote the best interests of On Assignment in all circumstances.

Pursuant to the Executive Change of Control Agreements with Mr. Dameris and Mr. Pierce, immediately prior to a change of control (as defined in the agreements), all unvested equity awards then held by the executive will become fully vested and exercisable subject, in Mr. Dameris’ case, to exceptions with respect to certain equity awards granted under his employment agreement.  Under Mr. Dameris’ Change of Control Agreement as well as the On Assignment Change in Control Severance Plan, in the event it is determined that any payment arising under such agreement or plan would be subject to the excise tax imposed by Code Section 4999, then the executive shall be entitled to receive an additional payment in an amount equal to the excise tax imposed upon the payments. Mr. Pierce’s Change in Control Agreement provides for a” best pay cap” reduction for any excess parachute payments under Code Section 280G unless he would receive a greater benefit without the reduction and after paying the related excise tax. The Compensation Committee believes that the change in control arrangements serve to minimize any distraction to the executive officer resulting from a potential change in the control of the Company and decrease the risk that these individuals would leave On Assignment when a transaction was imminent which would reduce the value of On Assignment to a prospective buyer, or to the shareholders in the event the transaction failed to close.  Structuring the change in control severance benefits as primarily “double-trigger” (becoming payable only upon qualifying termination following the change in control) appropriately serves these goals yet avoids bestowing a windfall on the executive officer in the event he is not involuntarily terminated following such an event.  The Compensation Committee believes use of the “single-trigger” accelerated vesting of unvested equity awards held by Mr. Dameris and Mr. Pierce (which occurs immediately prior to a change in control regardless of whether the executive is involuntarily terminated upon or following the transaction), properly acknowledges the direct link between the executive’s leadership of the Company and the value of the equity and recognizes that the link is greatly attenuated after a change in control, regardless of the executive’s actual employment status.  The single-trigger arrangement permits Mr. Dameris and Mr. Pierce to receive the benefit of an increase in the fair market value of the equity resulting from their efforts to consummate a transaction approved by our shareholders.  The executive employment, severance and change of control arrangements are further described under the heading “Employment Agreements” and “Payments upon Termination or Change in Control” below.

Perquisites

On Assignment also makes reasonable perquisites available to certain of its executive officers, which may consist of a monthly automobile allowance, payment or reimbursement of actual expenses incurred by the executive officer in connection with an annual physical examination (subject to specific limits) and/or payment or reimbursement of actual expenses incurred for tax preparation and financial planning services (again, not to exceed specific limits).  The Compensation Committee acknowledges the considerable time and focus demanded of our executive officers by their work duties as well as their role as “ambassadors” of On Assignment and authorizes these benefits in order to limit the impact and distraction of attending to these personal responsibilities.  Additionally, the Compensation Committee believes the executives perceive these perquisites to be valuable and therefore helpful in attracting and retaining qualified leaders.

Tax Provisions and Accounting Consequences

The Compensation Committee considers the anticipated tax consequences to us and our executive officers when reviewing our compensation programs, as the deductibility of some types of compensation payments or the amount of tax imposed on the payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.  The Compensation Committee considers the requirements of Code Sections 409A and 162(m) when structuring the executive compensation packages.  Code Section 162(m) limits the tax deductibility to the Company of annual compensation in excess of $1,000,000 that is paid to our Chief Executive Officer, and our three other most highly compensated executive officers (other than the Chief Financial Officer).  However, certain performance-based compensation is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals that are based on shareholder-approved performance criteria and the committee that establishes and certifies such goals consists only of “outside directors.”  Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters.  Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans.  Changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.  While the Compensation Committee endeavors to minimize deductibility limitations for the Company, the Compensation Committee may, in appropriate circumstances, authorize payments that may become subject to these limitations in order to properly incentivize an executive officer.

Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control.  In addition, Code Section 4999 imposes a 20 percent penalty on the individual receiving the excess payment.  Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation.  Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation.  In approving the compensation arrangements for our executive officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Code Section 280G.  However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Code Section 280G and the imposition of excise taxes under Code Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.  With respect to Mr. Dameris, the Compensation Committee has provided for tax gross-up payments to alleviate the impact of Section 4999 and, with respect to Mr. Pierce, the Compensation Committee has provided for a best pay cap reduction for excess parachute payments under Code Section 280G unless he would otherwise receive a greater after-tax benefit without the reduction and after paying the related excise tax.  The Compensation Committee believes these payments are appropriate to properly incentivize and motivate these executives in the event of a potential transaction.

The Compensation Committee also regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards.  In particular, ASC Topic 718 (formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards.  As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our awards with our overall executive compensation philosophy and objectives.

While the tax or accounting impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.  The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.  The Compensation Committee may award compensation which is not fully deductible to our executive officers if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests.

Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers for services rendered in all capacities to On Assignment for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (1)	Non- Equity Incentive Plan Comp (2)		Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Peter Dameris Chief Executive Officer and President	2012	$724,433	(6)	$—	$2,932,944	$—	$840,000	(4)	$32,807	$10,037	$4,540,221
	2011	$635,250		$—	$1,589,303	$—	$762,300		$—	$—	$2,986,853
	2010	$635,250		$—	$1,378,112	$—	$517,999		$155,860	$—	$2,687,221
Edward Pierce Executive Vice President and Chief Financial Officer	2012	$147,115		$—	$146,658	$784,275	$150,000	(4)	$—	$—	$1,228,048
James Brill (4) SVP, Chief Accounting Officer and Treasurer	2012	$335,564		$—	$545,032	$—	$323,136	(4)	$—	$—	$1,203,732
	2011	$323,136		$—	$516,432	$—	$323,136		$—	$10,588	$1,173,292
	2010	$314,888		$—	$613,222	$—	$219,578		$—	$—	$1,147,688
Michael McGowan COO & President, Oxford Global Resources, Inc.	2012	$479,404		$—	$645,037	$—	$483,702	(4)	$—	$—	$1,608,143
	2011	$379,500		$100,000	$471,628	$—	$379,500		$—	$—	$1,330,628
	2010	$370,211		$—	$523,934	$—	$330,851		$—	$—	$1,224,996
Randolph Blazer President, Apex Systems	2012	$409,589		$300,000	$391,516	$—	$387,500		$—	$—	$1,488,605
Theodore S. Hanson Chief Financial Officer, Apex Systems	2012	$252,055		$300,000	$391,516	$—	$372,844		$—	$—	$1,316,415

(1)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock-based awards are included in Note 11 to the consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10‑K filed March 15, 2013 and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Form 10‑K.

(2)	All non-equity incentive plan compensation amounts were earned based on performance in the year reported and payable, by their terms, in the subsequent year, except as noted otherwise.

(3)
All other compensation, including auto allowance, medical reimbursements, tax preparation, financial planning and life insurance premium costs, if applicable, totaling less than $10,000 for any executive officer is not disclosed. For Mr. Dameris, amounts reflect perquisites in $2,500 of tax preparation, $1,500 of an annual physical, $5,607 of auto allowance and $430 of life insurance premium costs.

(4)	Award was paid to executive in 2012.

(5)	Mr. Brill is included in the table because he served as Senior Vice President, Finance and Chief Financial Officer until September 1, 2012.

(6)	Due to timing of pay dates, Mr. Dameris received 27 bi-weekly payments during 2012.

Grants of Plan Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Peter Dameris		—	420,000	840,000
	03/23/12				—	(6)	—	(6)	—	(6)				1,500,000
	03/05/12				—		22,686		45,372					632,939
	12/31/12				—		39,448		39,448					800,005

Edward Pierce		—	75,000	150,000
	09/01/12										8,883			146,658
	09/01/12											75,000	16.51	784,275

James Brill		—	161,568	323,136
	01/03/12										23,956			263,995
	03/05/12				—		10,073		20,146					281,037

Michael McGowan		—	241,850	483,702
	01/03/12										23,956			263,995
	06/01/12										6,562			100,005
	03/05/12				—		10,073		20,146					281,037

Randolph Blazer		—	400,000	425,000
	05/15/12										19,737			320,332
	05/15/12				—		2,193		4,386					71,185

Theodore Hanson		—	383,250	404,062
	05/15/12										19,737			320,332
	05/15/12				—		2,193		4,386					71,185

(1)
Executive annual incentive compensation is determined by the Compensation Committee of the Board. See “Compensation Discussion and Analysis—Annual Incentive Compensation” for a general description of the criteria used in determining incentive compensation paid to our executive officers.
Amounts shown in these columns represent each named executive officer’s cash incentive bonus opportunity for 2012. The “Target” amount represents the minimum bonus the named executive officer could receive if the applicable performance goals were achieved at threshold levels. The “Maximum” amount represents the named executive officer’s maximum bonus opportunity.

(2)
Represents performance-based restricted stock unit awards granted to our named executive officers in 2012 under the 2010 Incentive Award Plan or the 2012 Inducement Award Plan.  The “Target” amount represents the minimum number of RSUs that could vest if the applicable performance goals are achieved at threshold levels. The “Maximum” amount represents the maximum number of RSUs that are available to vest.

(3)
Represents restricted stock units granted under the 2010 Incentive Award Plan or the 2012 Inducement Award Plan as a part of long-term incentive compensation as determined by the Compensation Committee of the Board. See “Compensation Discussion and Analysis—Annual Equity Incentive Compensation” for a general description of the criteria used by the Compensation Committee in approving grants of restricted stock units to our executive officers.

(4)
Represents stock options granted under the 2012 Inducement Award Plan as a part of long term incentive compensation as determined by the Compensation Committee of the Board. See "Compensation Discussion and Analysis - Long Term Incentive Compensation" for a general description of the criteria used by the Compensation Committee in approving grants of stock options to our executive officers.

(5)
Amounts shown in this column in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock–based grants are included in Note 11 to the consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed March 15, 2013 and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Form 10-K.

(6)
The first settlement of $500,000 on December 31, 2012 was for 24,654 shares, the number of shares for the remaining award will be determined by dividing $500,000 on each of February 1, 2014 and February 1, 2015.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

 Employment Agreements

We have entered into employment agreements with each of our named executive officers, as described in this section.  Under the terms of their employment agreements, all named executives must comply with certain confidentiality, non-solicitation and release requirements during and after their employment.  See “Payments Upon Termination or Change in Control” for a discussion of payments and benefits to which the executive officers are entitled pursuant to their employment agreements and Change of Control agreements upon their termination of employment and/or change in control.

In 2012, the terms and conditions of Mr. Dameris’ employment were governed by an employment agreement with the Company that became effective on January 1, 2010 (the 2010 Employment Agreement). The 2010 Employment Agreement had an initial term that was scheduled to end on January 31, 213, with automatic renewals for one year periods. The 2010 Employment Agreement provided for an annual salary of $635,250 and an annual cash incentive compensation of up to 120% of his annual salary.  In addition, under the 2010 Employment Agreement, Mr. Dameris and his family, as applicable, were entitled to participate in our incentive, savings, retirement and welfare plans to the extent applicable to other peer executives of the Company and Mr. Dameris received (i) a stipend of $450 per month for lease of an automobile and other related expenses, (ii) payment or reimbursement of up to $1,500 for an annual physical examination and (iii) payment or reimbursement of up to $2,500 per calendar year for tax preparation and financial planning services.

Under the 2010 Employment Agreement, Mr. Dameris was eligible to receive the following long-term incentive awards:  (i) a $800,000 stock award grant (in each of 2010, 2011 and 2012) that vested, subject to continued employment, on February 1 of the year following grant based on the Company’s achievement of applicable Adjusted EBITDA targets during the vesting period, except with respect to calendar years 2011 and 2012, the grant vests and becomes payable (if applicable), on January 1 of the year following grant; (ii) up to three annual $500,000 stock award grants (in each of 2010, 2011 and 2012) that were scheduled vest and become payable (if applicable), subject to continued employment, as to 50% of the earned portion of each award on February 1 of each of the first two years following the year of grant, with the earned portion determined by reference to the Company’s Adjusted EBITDA during the thirteen months ending on the first February 1 following the year of grant, except with respect to calendar years 2011 and 2012, the performance period instead was 12 months and the vesting date was January 1 of each of the first two calendar years immediately following the year of grant and (iii) three awards, each providing an opportunity to earn up to $1,500,000 during measurement periods beginning on January 1 of 2010, 2011 and 2012 (the “2010 Employment Agreement Additional Grants”), payable based on attainment of applicable performance criteria.

On December 13, 2012, Mr. Dameris entered into an amended and restated employment agreement with the Company that is effective from December 31, 2012 through January 31, 2015 (the 2013 Employment Agreement), with automatic renewals for one year periods. The 2013 Employment Agreement provides for an annual salary of $800,000 and an annual cash incentive compensation targeted at no less than 90% of Mr. Dameris’ annual salary, with a maximum annual bonus opportunity equal to 180% of his annual salary.  In addition, under the 2013 Employment Agreement, Mr. Dameris and his family, as applicable, are entitled to participate in our incentive, savings, retirement and welfare plans to the extent applicable to other peer executives of the Company and Mr. Dameris is entitled to receive (i) a stipend of $450 per month for lease of an automobile and other related expenses, (ii) payment or reimbursement of up to $1,500 for an annual physical examination and (iii) payment or reimbursement of up to $2,500 per calendar year for tax preparation and financial planning services. Under the 2013 Employment Agreement, Mr. Dameris is eligible to receive the following long-term incentive awards: (i) annual restricted stock unit awards with respect to each of 2013, 2014 and 2015 (the “Tranche A awards”), each having a value of $800,000, (ii) annual restricted stock unit awards (the “Tranche B awards”) in each of 2013, 2014 and 2015, the value of each of which will be between $2,100,000 and $3,150,000, based on the achievement of applicable performance goals over the calendar year during which the award is granted and (iii) three performance awards (the “2013 Employment Agreement Additional Grants”) (two in 2013 and one in 2014), the value of each providing the opportunity to earn up to $500,000. The Tranche A awards generally will vest and become payable, subject to continued employment and the Company attaining positive EBITDA over the calendar year during which the award is granted, on January 4 of the year following the year of grant, however the first Tranche A award was granted on December 31, 2012 and will vest on January 4, 2014 subject to continued employment and achievement of positive EBITDA in 2013. The Tranche B awards will vest and become payable (to the extent earned in substantially equal installments, subject to continued employment, on January 4 of each of the three years following the year of grant. The 2013 Employment Agreement Additional Grants (i) will vest based on the attainment of applicable performance goals and subject to continued employment and (ii)(A) the awards granted in 2013 will become payable on either January 4, 2014 and January 5, 2015 and (B) the award to be granted in 2014 will become payable on January 5, 2015, in each case subject to continued employment.
The 2013 Employment Agreement also provides for the payments and benefits upon a qualifying termination of employment, as described in further detail under “Payments upon Termination or Change in Control” below.

 Other Named Executive Officers

All of our other named executive officers have entered into employment agreements with the Company. Under the terms of their employment agreements, Mr. Brill, Mr. Pierce, Mr. McGowan, Mr. Blazer and Mr. Hanson are entitled to a minimum annual base salary, subject to annual increases thereafter.  Mr. Brill, Mr. Pierce, Mr. McGowan, Mr. Blazer and Mr. Hanson and their legal dependents are entitled to participate in our incentive, savings, retirement and welfare plans.  In addition, each of their employment agreements includes the following provisions:

Edward Pierce. Mr. Pierce entered into an employment agreement with the Company on September 1, 2012 when he assumed the position of Chief Financial Officer. Mr. Pierce’s employment agreement provides that, in 2012, he is eligible for a cash bonus in the amount of $150,000 and, in years following 2012, has a potential to earn up to 100% of his base salary based on achievement of targets and over-achievement of targets.  Pursuant to his employment agreement, Mr. Pierce receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with:  a monthly automobile allowance in the amount of $450, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500. Mr. Pierce’s employment agreement provides for moving and relocation expenses up to $140,000, to be paid in 2013.

In connection with entering into an employment agreement with Mr. Pierce, the Company granted him (i) a stock option covering 75,000 shares of our common stock, vesting as to 18,750 shares on the first anniversary of the grant date and as to 1,563 shares on each monthly anniversary thereafter, subject to continued employment, (ii) an RSU award covering a number of shares valued of $146,666 on the grant date and (iii) an RSU award covering a number of shares valued at $440,000 on the first trading day of January 2013. The vesting terms and conditions of the RSU awards were set forth in grant agreements entered into by On Assignment and Mr. Pierce.

James Brill. Mr. Brill entered into an amended and restated employment agreement with the Company on September 1, 2012 in conjunction with his transition from Chief Financial Officer to Chief Administrative Officer.  Mr. Brill’s employment agreement provides that he is eligible for an annual cash bonus for 2012 up to $323,000 determined by reference to attainment of objective performance criteria.  Under his employment agreement, Mr. Brill receives an automobile allowance of $450 per month, payment or reimbursement of up to $1,500 in actual, properly substantiated expenses incurred in connection with an annual physical examination and payment or reimbursement of up to $2,500 per calendar year in actual, properly substantiated expenses incurred for tax preparation and financial planning services.

In connection with entering into the amended and restated employment agreement with Mr. Brill, the Company granted him an RSU award covering a number of shares valued at $275,000 on the first trading day of January 2013. The vesting terms and conditions of the RSU award were set forth in a grant agreement entered into by On Assignment and Mr. Brill.

Michael McGowan.  Mr. McGowan entered into an amended and restated employment agreement on December 30, 2008 for the main purpose of including changes designed to make payments and benefits exempt from or compliant with the requirements of Code Section 409A. Mr. McGowan’s employment agreement provides that he is eligible for an annual cash bonus with a potential to earn up to 100% of his base salary based on achievement of targets (50% of bonus opportunity) and over-achievement of targets (50% of bonus opportunity, on a sliding scale).  Also pursuant to his employment agreement, Mr. McGowan receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500.

Mr. Blazer. Mr. Blazer entered into an employment agreement with Apex Systems on January 8, 2007 which was amended on December 31, 2008, August 9, 2009 and on May 15, 2012 upon the Company’s acquisition of Apex Systems. Pursuant to his employment agreement, Mr. Blazer serves as President of Apex Systems. Under his employment agreement, Mr. Blazer is entitled to payment under Apex Systems’ LTIP program (as described above). Mr. Blazer’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500.

Mr. Hanson. Mr. Hanson entered into an employment agreement with Apex Systems on January 15, 2008 which was amended on December 31, 2008, February 12, 2011 and on May 15, 2012 upon the Company’s acquisition of Apex Systems. Pursuant to his employment agreement, Mr. Hanson serves as chief financial officer of Apex Systems. Pursuant to his employment agreement, Mr. Hanson is entitled to payment under Apex Systems’ LTIP program (as described above). Mr. Hanson’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500 and tax preparation and financial planning services up to $2,500.

Fiscal Year 2012 Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity award information with respect to each named executive officer as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter Dameris	55,105	-		6.68	08/29/15
	51,700	-		11.75	06/01/17
	137,500	-		11.39	12/14/16
										39,448	(3)	800,005
						22,686		460,072	(4)
						22,863		500,000	(5)
								500,000	(6)
								1,000,000	(7)

Edward Pierce	-	75,000	(2)	16.51	09/01/22
						8,883		180,147	(8)

James Brill	100,024	-		11.75	01/01/17
						10,340	(9)	209,695
						15,970	(10)	323,872

Michael McGowan	120,000	-		12.90	01/31/17
						10,340	(9)	209,695
						15,970	(10)	323,872
						6,562	(11)	133,077

Randolph Blazer						19,737	(12)	400,266
										4,386	(13)	88,948

Theodore S. Hanson						19,737	(12)	400,266
										4,386	(13)	88,948
—
(1)	Represents the closing price of a share of the Company’s common stock on the NASDAQ Global Select or NYSE Stock Market, as applicable, on the option grant date.

(2)	Twenty five percent of the stock options vest on September 1, 2013, the remaining seventy five percent vest monthly thereafter through September 1, 2016.

(3)	Upon achievement of certain performance objectives, the shares will vest on January 4, 2014.

(4)	The restricted stock units vest on January 1, 2014.

(5)	Shares awarded released on February 15, 2013, determined by dividing $500,000 by closing price of ASGN stock on such date.

(6)	Shares awarded will be determined by dividing $500,000 by closing price of ASGN stock on February 1, 2014.

(7)	Shares awarded will be determined by dividing $500,000 by closing price of ASGN stock on each of February 1, 2014 and February 1, 2015.

(8)	Twenty five percent of the restricted stock units vest on September 1, 2013, the remaining seventy five percent vest in equal increments quarterly thereafter through September 1, 2015.

(9)	The restricted stock units vest on January 3, 2014.

(10)	The restricted stock units vest in equal increments, half on January 3, 2014 and the remaining half on January 3, 2015.

(11)	Twenty five percent of the restricted stock units vest on June 1, 2013, the remaining seventy five percent vest in equal increments quarterly thereafter through June 1, 2016.

(12)	The restricted stock units vest in equal increments, one third on May 15, 2013, one third on May 15, 2014 and the remaining one third on May 15, 2015.

(13)	The restricted stock units vest upon achievement of certain performance objectives on May 31, 2013.

Fiscal Year 2012 Option Exercises and Stock Vested

The table below sets forth information concerning the exercise of options and the vesting of restricted stock or restricted stock units during the 2012 fiscal year by our named executive officers.

		Options Awards		Stock Unit or Stock Award
Name		Number of	Value Realized	Number of shares	Value Realized
		Shares Acquired on	on Exercise	Acquired on	on Vesting
		Exercise		Vesting
Peter Dameris		389,068	$6,366,123	333,642	$5,467,227
Edward Pierce	(1)	18,000	$343,256	3,409	$56,283
James Brill		-	-	113,285	$1,747,058
Michael McGowan		-	-	102,116	$1,617,677
Randolph Blazer		-	-	-	-
Theodore Hanson		-	-	-	-
__
(1) Mr. Pierce’s options exercised and RSUs vested during 2012 were awarded to during his service as a director.

Deferred Compensation

The Company’s Deferred Compensation Plans are “non-qualified” plans within the meaning of Code Section 401(a) and are “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3) and 401(a)(1).

On September 4, 2008, effective as of January 1, 2008, the Company amended the On Assignment Deferred Compensation Plan so that it applies to deferrals made before January 1, 2005 only (the 1998 Deferred Compensation Plan). Also effective January 1, 2008, adopted a new plan, called the On Assignment Deferred Compensation Plan - effective January 1, 2008, applicable to deferrals made on or after January 1, 2005 (the 2008 Deferred Compensation Plan and, collectively, the Deferred Compensation Plans).

      On April 20, 2011, the Board authorized and directed the termination of the 1998 Deferred Compensation Plan.  Pursuant to the terms of the 1998 Deferred Compensation Plan, the Company may terminate the 1998 Deferred Compensation Plan at any time and immediately distribute the accrued account balances held in the 1998 Deferred Compensation Plan in accordance with the provisions of the 1998 Deferred Compensation Plan.  Of the outside directors and executive officers, Senator Brock was the only participant in the 1998 Deferred Compensation Plan.  The Board believed termination of the 1998 Deferred Compensation Plan was in the best interest of the Company due to low participation and the cost of maintaining the 1998 Deferred Compensation Plan.  The Company did not incur any costs or penalties in connection with termination of the 1998 Deferred Compensation Plan.  Termination of the 1998 Deferred Compensation Plan was effective on May 2, 2011 and distributions were made in June 2012 according to the terms of the plan in compliance with applicable law.

On April 20, 2011, the Board of the Company authorized and directed the termination of the 2008 Deferred Compensation Plan.  Pursuant to the terms of the 2008 Deferred Compensation Plan, the Company may terminate the 2008 Deferred Compensation Plan at any time and distribute the accrued balances held in the 2008 Deferred Compensation Plan in accordance with the provisions of the 2008 Deferred Compensation Plan and applicable law including, but not limited to, Section 409A of the Internal Revenue Code.  Mr. Dameris was the only executive officer or director who participated in the 2008 Deferred Compensation Plan.  The Board believed termination of the 2008 Deferred Compensation Plan is in the best interest of the Company due to low participation and the cost of maintaining the 2008 Deferred Compensation Plan.  The Company did not incur any costs or penalties in connection with termination of the 2008 Deferred Compensation Plan.  Termination of the 2008 Deferred Compensation Plan was effective on May 2, 2011 and distribution was made according to the terms of the plan in June 2012 in compliance with applicable law.

The following table sets forth a summary of all nonqualified deferred compensation contributions and nonqualified deferred compensation received by each of the named executive officers for the year ending December 31, 2012 and the aggregate balance under such arrangements at the end of the year.

Fiscal Year 2012 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2012 ($)
Peter Dameris	—	—	$32,807	$1,285,909	—
Edward Pierce	—	—	—	—	—
James Brill	—	—	—	—	—
Michael McGowan	—	—	—	—	—
Randolph Blazer	—	—	—	—	—
Theodore Hanson	—	—	—	—	—

(1) The plan was terminated in 2011 and all balances were distributed to participants in 2012.

Payments Upon Termination or Change in Control

Described below are the arrangements the Company has entered into with each of our named executive officers and the estimated payments and benefits that would be provided under such arrangements, assuming that the named executive officer’s employment terminated under certain circumstances as of December 31, 2012 and, where applicable, a change in control of the Company on that date, using the closing price of our common stock on December 31, 2012 ($20.28 per share).  In each case, the executive officer’s right to receive severance benefits is subject to his execution of a valid and binding release agreement and contingent upon his continued adherence to certain confidentiality and nonsolicitation agreements.

Chief Executive Officer

2013 Employment Agreement. Mr. Dameris’ 2013 Employment Agreement took effect on December 31, 2012 and therefore governs his right to receive any payments and/or benefits upon a termination of employment on December 31, 2012.

Under Mr. Dameris’ 2013 Employment Agreement, upon a termination of Mr. Dameris’ employment by the Company “without cause” or by Mr. Dameris for “good reason” (each, as defined in the 2013 Employment Agreement), in addition to his accrued obligations, Mr. Dameris would be entitled to (1) continuation payments totaling 150% of his annual base salary, over a period of 18 months following such termination; (2) a cash lump sum in an amount equal to the aggregate premiums that the Company would have paid over 18 months for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the date of termination; and (3) during the 18 month period, subject to Mr. Dameris’ proper election to continue healthcare coverage under COBRA, payment of his COBRA premiums.

If Mr. Dameris’ employment terminates due to his death, “disability” (as defined in the 2013 Employment Agreement), due to a termination by the Company without cause or by Mr. Dameris for good reason (each a qualifying termination), then under the 2013 Employment Agreement Mr. Dameris or his estate is entitled to disability income or life insurance payments from insurance policies maintained by the Company (other than “key man” life insurance policy) and entitled to payment of an amount equal to 100% of Mr. Dameris’ base salary payable over twelve months following the termination date in equal installments.

The 2013 Employment Agreement also provides that upon a qualifying termination, (i) each 2013 Employment Agreement Additional Grant that has not vested as of the termination date will be eligible to vest on a pro-rated basis, based on actual achievement of applicable performance goals, on the January 2 immediately following the termination date, (ii) each Tranche A award and Tranche B award will be governed by the terms and conditions of the applicable award agreement and (iii) each long-term incentive award granted to Mr. Dameris pursuant to his 2010 Employment Agreement will be governed by the terms and conditions of the applicable award agreement and the 2010 Employment Agreement.

     Under Mr. Dameris’ 2010 Employment Agreement, if Mr. Dameris’ employment with the Company terminates due to a qualifying termination, Mr. Dameris’ long-term equity grants shall vest as follows:

·
RSU awards which vest upon the Company attaining positive EBITDA in 2012 will remain outstanding and be eligible to vest pro rata on January 1 of the year following grant, based on days employed during the twelve month performance period, if Adjusted EBITDA is positive for the full twelve-month period.

·
RSU awards which vest upon attainment of adjusted EBITDA targets for 2012 will remain outstanding and eligible to vest pro rata on January 1 of the year following grant, based on (i) days employed during the twelve-month performance period and (ii) attainment of the applicable Adjusted EBITDA target for the full twelve-month period.  If the performance period ends prior to the qualifying termination, the entire earned portion of the award will vest on the qualifying termination.

·
Outstanding, unvested components of each 2010 Employment Agreement Additional Grant will remain outstanding and eligible to vest pro rata on February 1 of the year following grant, based on (i) days employed during the performance period and (ii) attainment of the applicable performance goal for the full performance period.  Components of these grants that vest prior to any termination of employment will be paid on or shortly after the February 1 following the date of termination.  Under the grant awarded in 2012, upon qualifying termination, the award is paid on a pro-rata basis by reference to (i) the portion of the performance period worked and (ii) actual performance through December 31, 2012.

Under the 2013 Employment Agreement, is Mr. Dameris experiences a qualifying termination in the first ninety days of any calendar year during the term of the agreement, any long-term incentive awards that would otherwise be granted with respect to such calendar year will be granted to Mr. Dameris.

Upon a change of control, each 2013 Employment Agreement Additional Grant will vest in full as if all applicable performance targets were fully attained, and each Tranche A award and Tranche B award will be governed by the terms and conditions of the applicable award agreement. In the event of a termination in connection with a change of control, the severance provisions of Mr. Dameris’ employment agreement will be superseded by his Executive Change of Control Agreement (described below).

Change of Control Agreement. Mr. Dameris entered into an Amended and Restated Executive Change of Control Agreement (Dameris Change in Control Agreement), as amended and restated on December 11, 2008, which governs if Mr. Dameris’ employment is involuntarily terminated following a change of control.  Pursuant to that agreement, Mr. Dameris will be entitled to receive the following amounts for an involuntary termination of employment which occurs within six months and ten days after a change in control (as defined in the Dameris Change in Control Agreements):  (1) all then accrued compensation (earned and unpaid salary, reimbursement of expenses) and a pro-rata portion (based on number of days worked) of Mr. Dameris’ “target bonus” (as defined in the Dameris Change in Control Agreement) for the year in which the termination is effected; (2) 3.0 times Mr. Dameris’ then-current base salary plus target bonus for the year in which the termination is effected; (3) continuation of Mr. Dameris’ then-current automobile allowance for a period of up to 18 months following the date of termination; (4) company-paid healthcare continuation coverage for up to 18 months following the termination date; (5) a cash amount equal to the aggregate premiums that the Company would have paid for 18 months of basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance coverage, each as in effect on the date of termination; (6) continued contributions to the Company’s retirement plans for 18 months following the date of termination; and (7) reimbursement, up to $15,000, for outplacement services.

Also pursuant to the Dameris Change of Control Agreement, immediately prior to a change of control and regardless of whether Mr. Dameris is terminated upon or following the change in control transaction, all stock options and other unvested equity awards then held by Mr. Dameris will become fully vested and exercisable.  Mr. Dameris’ 2010 Employment Agreement similarly provides that performance-vesting equity awards granted thereunder shall vest fully as if all applicable performance targets were fully attained and all service requirements were satisfied.  Payments under Mr. Dameris’ Executive Change of Control Agreement are subject to additional gross up payments to cover any excise tax that may be imposed.

Following a change in control, if the employment of Mr. Dameris is terminated for cause (as defined in the Dameris Change in Control Agreement) or Mr. Dameris resigns other than in connection with an involuntary termination or due to death or disability, the Dameris Change in Control Agreement will terminate.

The estimated payments or benefits which would have been paid to Mr. Dameris in the event of a change in control and/or a qualifying termination on December 31, 2012 are as follows:

	Termination for Good Reason ($)	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Peter Dameris
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	1,575,000	3,780,000	700,000
Total Equity Severance
Gain on Accelerated Stock Options	-	-	-	-
Value of Accelerated Restricted Stock/RSUs	2,460,072	2,460,072	2,460,072	2,460,072
Total Insurance Benefits	-	34,964	34,964	-
Total Accrued Vacation	4,762	4,762	4,762	4,762
Total Automobile Allowance	-	-	8,100	-
Total Value of Outplacement Services	-	-	15,000	-
Total Gross Ups	-	-	1,120,580	-

Total Severance, Benefits & Accelerated Equity	2,464,834	4,074,798	7,423,478	3,164,834

Termination under Employment Agreement for Chief Financial Officer

Under Mr. Pierce’s employment agreement, upon a termination of employment by the Company “without cause” (as defined in the employment agreement), in addition to his accrued obligations, Mr. Pierce will be entitled to (1) continuation of 100% of his annual base salary for a period of 12 months following such termination; (2) any earned but unpaid bonus; and (3) reimbursement of up to $80,000 in moving expenses within a prescribed time frame. If Mr. Pierce’s employment terminates because of his death or disability, Mr. Pierce will be entitled to receive payment equal to 100% of his base salary payable over twelve months in equal installments.

In the event of a termination in connection with a change of control, the severance provisions of Mr. Pierce’s employment agreement will be superseded by his Executive Change of Control Agreement (described below).

Termination upon Change in Control for Chief Financial Officer

Mr. Pierce entered into an Executive Change of Control Agreement (Pierce Change in Control Agreement) on September 1, 2012, which governs if Mr. Pierce’s employment is involuntarily terminated in connection with a change of control.  Pursuant to the Pierce Change in Control Agreement, Mr. Pierce will be entitled to receive the following amounts for an involuntary termination of employment which occurs within six months and ten days after a change in control, in addition to any accrued but unpaid amounts (including any earned but unpaid annual bonus for the year prior to the year in which the termination occurs) and subject to delivery of an effective release of claims in favor of the Company (i) a pro-rata bonus for the year in which the termination occurs; (ii) an amount equal to 2.5 multiplied by the sum of Mr. Pierce’s base salary and “target bonus” (as defined in the Pierce Change in Control Agreement); (iii) continuation of Mr. Pierce’s car allowance for 18 months following the termination date; (iv) company-paid healthcare continuation coverage for up to 18 months following the termination date; (v) an amount equal to the premiums the Company would have paid for basic life insurance and disability insurance, had he remained employed for 18 months following the termination date; (vi) reimbursement of up to $15,000 for outplacement services. In addition, any outstanding stock options held by the Chief Financial Officer as of the termination date will remain outstanding as though he had remained employed by the Company until the eighteen-month anniversary of the termination date (but in no event will any option be exercisable beyond its maximum term). Immediately prior to a change of control, all outstanding Company stock options, restricted stock and stock units held by the officer will become fully vested (and, in the case of options, remain exercisable for an extended period).
Also pursuant to the Pierce Change of Control Agreement, immediately prior to a change of control and regardless of whether Mr. Pierce is terminated upon or following the change in control transaction, all stock options and other unvested equity awards then held by Mr. Pierce will become fully vested and exercisable.  The agreement provides that the Chief Financial Officer with a best pay cap reduction for any excess parachute payments under Code Section 280G unless he would receive a greater after-tax benefit without the reduction and after paying the related excise tax.
Following a change in control, if the employment of Mr. Pierce is terminated for cause (as defined in the Pierce Change in Control Agreement) or Mr. Pierce resigns other than in connection with an involuntary termination or due to death or disability, the Pierce Change in Control Agreement will terminate.

The estimated payments or benefits which would have been paid to Mr. Pierce in the event of a change in control and/or a qualifying termination on December 31, 2012 are as follows:

	Termination for Good Reason ($)	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Edward Pierce
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	600,000	1,312,500	600,000
Total Equity Severance
Gain on Accelerated Stock Options	-	-	-	-
Value of Accelerated Restricted Stock/RSUs	-	-	146,658	-
Total Insurance Benefits	-	-	33,715	-
Total Relocation Expenses	-	80,000	-	-
Total Automobile Allowance	-	-	8,100	-
Total Value of Outplacement Services	-	-	15,000	-
Total Gross Ups	-	-	228,195	-
Total Severance, Benefits & Accelerated Equity	-	680,000	1,819,168	600,000

Brill, McGowan, Blazer and Hanson - Termination Under Employment Agreements

James L. Brill. If the Company terminates Mr. Brill’s employment without “cause” (as defined in the employment agreement) or if Mr. Brill’s employment terminates because of his death or disability, Mr. Brill is entitled to salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated, in addition to accrued obligations.

Michael McGowan.  If the Company terminates Mr. McGowan’s employment without “cause” (as defined in the employment agreement) or Mr. McGowan terminates his employment as a result of the Company imposing a change in key terms, (i.e. a change in his reporting relationship or requiring him to relocate to a principal work location that is more than 50 miles from Beverly, Massachusetts) or if Mr. McGowan’s employment terminates because of his death or disability, Mr. McGowan is entitled to receive, in addition to accrued obligations, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination..

Randolph Blazer. If the Company terminates Mr. Blazer’s employment without “cause” (as defined in his employment agreement) or if Mr. Blazer’s employment terminated due to death during his employment period, Mr. Blazer is entitled to receive, in addition to accrued obligations, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination. In the event of disability, Mr. Blazer is entitled to his accrued obligations and salary continuation for twelve months subject to reduction in certain circumstances.

Theodore Hanson. If the Company terminates Mr. Hanson’s employment without “cause” (as defined in his employment agreement), or if Mr. Hanson’s employment terminated due to death during his employment period, Mr. Hanson is entitled to receive, in addition to accrued obligations, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination. In the event of disability, Mr. Hanson is entitled to his accrued obligations and salary continuation for twelve months subject to reduction in certain circumstances.

Brill, McGowan, Blazer and Hanson - Termination Pursuant to Change in Control

If the employment of Mr. Brill, Mr. McGowan, Mr. Blazer or Mr. Hanson is involuntarily terminated following a change of control, benefits will be determined in accordance with the On Assignment Change in Control Severance Plan, as amended and restated on December 11, 2008.  Pursuant to that Change in Control Plan, upon an involuntary termination within 18 months of a change in control transaction, each of Mr. Brill, Mr. McGowan, Mr. Blazer and Mr. Hanson are entitled to receive (1) 200% of his annual salary and “target bonus” (as defined in the Change in Control Plan) in effect at the time of the involuntary termination; and (2) a lump-sum payment equaling an after tax calculation of the cost of 18 months of COBRA premiums for the medical, dental and/or vision coverage he received at the time of the termination.  Payments under the Severance Plan are subject to additional gross-Up payments to cover any excise tax that may be imposed.

The estimated payments or benefits which would have been paid to Mr. Brill, Mr. McGowan, Mr. Blazer and Mr. Hanson in the event of each of his termination on December 31, 2012 under the specified circumstances are as follows:

	Termination for Good Reason ($)	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
James Brill
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	323,136	969,408	323,136
Total Insurance Benefits	-	-	25,017	-
Total Gross Ups	-	-	134,258	-

Total Severance, Benefits & Accelerated Equity	-	323,136	1,128,683	323,136

Michael McGowan
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	550,000	1,583,700	550,000
Total Insurance Benefits	-	22,308	33,462	-
Total Accrued Vacation	35,961	35,961	35,961	35,961
Total Gross Ups	-	-	220,625	-

Total Severance, Benefits & Accelerated Equity	35,961	608,269	1,873,748	585,961

Randolph Blazer
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	650,000	1,500,000	650,000
Total Insurance Benefits	-	6,791	10,186	6,791
Total Gross Ups	-	-	-	-

Total Severance, Benefits & Accelerated Equity	-	656,791	1,510,186	656,791

Theodore Hanson
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (Salary and Bonus)	-	400,000	966,500	400,000
Total Insurance Benefits	-	6,850	10,276	6,850
Total Gross Ups	-	-	-	-

Total Severance, Benefits & Accelerated Equity	-	406,850	976,776	406,850

Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2012 for (i) all compensation plans previously approved by shareholders; and (ii) all compensation plans not previously approved by shareholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(3)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders (1)	1,474,387	(3)	5.89	412,228 (6)
Equity compensation plans not approved by shareholders (2)	1,104,187	(4)	3.59	44,195 (7)
Total	2,578,574		4.90	456,423

(1)	Consists of the On Assignment, Inc. 2010 Incentive Award Plan (the 2010 Plan) and the On Assignment, Inc. Amended and Restated 1987 Stock Option Plan (the Prior Plan).
(2)
Consists of the Amended and Restated On Assignment, Inc. 2012 Employment Inducement Incentive Award Plan (Inducement Plan), inducement award granted to Jim Brill on January 1, 2007 and inducement award granted to Michael McGowan on January 31, 2007.

(3)
Outstanding restricted stock units (RSUs) and restricted stock awards (RSAs) convert to common stock without the payment of consideration. As of December 31, 2012, 483,051 RSUs and RSAs were outstanding. The weighted-average exercise price of outstanding options, warrants and rights excluding RSUs and RSAs was $8.76.

(4)
Outstanding restricted stock units (RSUs) and restricted stock awards (RSAs) convert to common stock without the payment of consideration. As of December 31, 2012, 809,163 RSUs and RSAs were outstanding. The weighted-average exercise price of outstanding options, warrants and rights excluding RSUs and RSAs was $13.43.

(5)
Outstanding restricted stock units (RSUs) and restricted stock awards (RSAs) convert to common stock without the payment of consideration. As of December 31, 2012, 1,292,214 RSUs and RSAs were outstanding. The weighted-average exercise price of outstanding options, warrants and rights excluding RSUs and RSAs was $9.83.

(6)	Awards that may be issued under the 2010 Plan.
(7)	Awards may be issued under the Inducement Plan.

Inducement Award Programs
Brill Inducement Award
On January 1, 2007, Mr. Brill was granted a nonqualified stock option to purchase 100,024 shares of the Company’s common stock (the “Brill Option”).  The Brill Option was granted to Mr. Brill as an inducement to his entering into employment with the Company and was granted outside of the Company’s shareholder-approved equity plans pursuant to stock exchange rules.  The Brill Option is fully vested.
McGowan Inducement Award
On January 31, 2007, Mr. McGowan was granted a nonqualified stock option to purchase 120,000 shares of the Company’s common stock (the “McGowan Option”).  The McGowan Option was granted to Mr. McGowan as an inducement to his entering into employment with the Company and was granted outside of the Company’s shareholder-approved equity plans pursuant to stock exchange rules.  The McGowan Option is fully vested.
Amended and Restated 2012 Employment Inducement Incentive Award Plan
In May 2012 our Board adopted, and in December 2012 it amended and restated, the 2012 Employment Inducement Incentive Award Plan (the “Inducement Plan”). Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility; Administration
Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to subcommittees of our director and/or officers, subject to certain limitations that may be imposed under applicable law or regulation, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.
Limitation on Awards and Shares Available
The maximum number of shares of common stock that may be issued pursuant to awards under the Inducement Plan is 935,861 shares (the “Inducement Plan Share Limit”). Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.
The following types of shares are added back to the available share limit under the Inducement Plan: (x) shares subject to awards that are forfeited, expire or are settled for cash and (y) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (A) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, (B) shares purchased on the open market with the cash proceeds from the exercise of options and (C) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award.
Awards granted under the Inducement Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Inducement Plan.
Awards
The Inducement Plan provides for the grant of stock options, including NQs, restricted stock, dividend equivalent rights, stock payments, deferred stock, RSUs, performance shares, other incentive awards, SARs and cash awards. Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•
Restricted Stock; Deferred Stock; RSUs; Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.

•
Stock Payments; Other Incentive Awards; Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of On Assignment (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability; Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination
Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in capital structure, shareholder approval will be required for any amendment that “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares).

PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders the opportunity to cast an advisory, non-binding vote on executive compensation disclosed in this Proxy Statement and as required by Item 402 of Regulation S-K.    Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to On Assignment, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, team of executives who will provide leadership for the Company’s success.  We attempt to accomplish this goal in a way that aligns with the long-term interests of our shareholders.  We are committed to responsible compensation practices and structures and strive to balance the need to compensate its employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of sound business practice and performance metrics that reward long-term success.  This advisory vote is referred to as “say-on-pay.”  In light of the fact that a majority of the votes cast at our annual shareholders’ meeting held in May 2010 voted in favor of holding an annual advisory vote, our Board has decided that we will hold an annual advisory vote on the compensation of our named executive officers until the next required vote on the frequency of the say-on-pay vote.

The Compensation Discussion and Analysis of this Proxy Statement summarizes our executive compensation program and the Compensation Committee’s decisions regarding 2012 compensation.  Highlights of the 2012 executive compensation program and our 2012 performance include:

•	Mr. Dameris received a salary increase in 2012 after not having received a salary increase since 2008.

·	Cash compensation constitutes only a portion of the compensation of the executive officers.

·
The executive officers generally receive equity awards in the form of RSUs, a portion of which is tied to achievement of specified performance goals that we believe correlate to increased shareholder value and vest over a period of time, which aligns with the long-term interests of the shareholders. These RSU awards are intended as a long-term incentive and should be viewed as compensation over the vesting period not as compensation only for 2012.

·	The compensation program for the executive officers is instrumental in helping the Company achieve its strong financial performance.

·
In 2012, the Company’s revenues grew to $1,240,000,000 representing an increase of $643,000,000 or 108% over the prior year, and the Company’s Adjusted EBITDA grew to $138,000,000 representing an increase of $77,000,000 or 126% over the prior year.  Performance-based vesting RSUs granted to our named executive officers in 2012 vested based on our strong performance in these areas.

·
If it is determined that 2012 performance was based on materially inaccurate performance criteria or if an executive materially violates risk limits, the executive officers’ incentive compensation for 2012 is subject to a claw back from the Company (i.e., executive officers’ forfeiture of the incentive compensation).

Shareholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement because these sections discuss, in detail, our compensation philosophy and practices.

The advisory vote set forth in this Proposal Three is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders.  The Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Vote Required

Approval of Proposal Three requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

The Board recommends a vote FOR Proposal Three.

PROPOSAL FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
 The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as independent accountants to audit On Assignment’s consolidated financial statements for the fiscal year ending December 31, 2013, and is asking shareholders to ratify this appointment at the Annual Meeting.

Deloitte & Touche LLP has audited our consolidated financial statements annually since 1986.  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.  Information regarding fees billed by Deloitte & Touche LLP for the years ended December 31, 2012 and December 31, 2011 is set forth herein.

Our Bylaws do not require that shareholders ratify the appointment of our independent accountants.  We are seeking ratification because we believe it is a matter of good corporate governance practice.  In the event that shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may ultimately determine to retain Deloitte & Touche LLP as our independent accountants.  Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of On Assignment and its shareholders.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by Deloitte & Touche LLP for the audit of On Assignment’s financial statements for fiscal years 2012 and 2011 and fees billed for tax and all other services rendered by Deloitte & Touche LLP for fiscal years 2012 and 2011:

	2011	2012
Audit Fees(1)	$1,183,172	$1,854,200
Tax Fees(2)	$16,447	$29,400
All other fees(3)	$2,200	$141,200

(1)
Represents aggregate fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings and the audit of internal controls pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for services provided in connection with On Assignment’s tax services concerning foreign income tax compliance for Canada and Europe.

(3)
Represents fees for services provided to On Assignment not otherwise included in the categories seen above including, but not limited to, due diligence and subscription to technical library. None of these fees were for services related to the design or implementation of financial information systems.

Vote Required

The ratification of the appointment of Deloitte & Touche requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Approval of Proposal Four

Our Board unanimously recommends that our shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Unless a contrary choice is specified, shares represented by proxies will be voted FOR ratification of the appointment.

REPORT OF THE AUDIT COMMITTEE

To the extent that this Proxy Statement is incorporated by reference into any other filing by On Assignment under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, this section entitled “Report of the Audit Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

The Audit Committee of the Board consists of Mr. Callaghan, Mr. Jones and Mr. Kittrell, who serves as Chairman.  The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent accountants, nor can the Audit Committee certify that the independent accountants are “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with management and the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

Pre-approval of Audit and Non-Audit Services

All audit-related services, tax services and other services performed by our independent accountants were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions. The Audit Committee Charter, which was amended and adopted on February 12, 2004 and further amended on March 19, 2009, March 9, 2011 and March 27, 2013, provides for pre-approval of policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations and the requirements of the NYSE. Pursuant to such policies and procedures, the Audit Committee may delegate to a member the authority to pre-approve certain auditing services and non-audit services.

Filing of Audited Financial Statements with Annual Report for 2012

The Audit Committee reviewed and discussed On Assignment’s audited consolidated financial statements for the year ended December 31, 2012, with management. The Audit Committee also discussed with Deloitte & Touche LLP, On Assignment’s independent accountants, the accountant’s responsibilities, any significant issues arising during the audit and other matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee received the written disclosures and letter from On Assignment’s independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with On Assignment’s accountants its independence.  Based on its review of such documents and the discussions noted above, the Audit Committee recommended to the Board that On Assignment’s consolidated financial statements for the year ended December 31, 2012 be included in its Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted,

Marty Kittrell, Chairman
Brian J. Callaghan
Jeremy M. Jones

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review, approval or ratification of specific transactions involving the Company in which a “related person” has a direct or indirect material interest.  Under SEC rules, “related persons” include directors, officers, nominees for director, 5% shareholders and their immediate family members.  Information about our directors and executive officers and persons related to them is collected and updated through annual Directors and Officers Questionnaires.  Directors and executive officers provide the names of the entities with which they, and their immediate family members, are affiliated, including board memberships, executive officer positions and charitable organizations.  As needed, the Company’s legal department prepares requests for pre-approval or ratification of transactions or relationships involving related persons or parties with which the Company expects to do business.  The Audit Committee reviews these requests and, if appropriate, pre-approves or ratifies each transaction or relationship and/or an annual spending limit for same.

Apex Systems leases two properties, Cox Road and Sadler Place, located in Glen Allen, Virginia and Apex Systems uses these properties as corporate headquarters.  Cox Road and Sadler Place are owned by ASI Partners, LLC and ASI Partners Sadler Place, LLC, respectively which are wholly owned by Jeffrey E. Veatch, Edwin A. Sheridan, IV, Brian J. Callaghan and Theodore S. Hanson.  The lease for Cox Place expires in 2015, with the option to renew for an additional term of 60 months. The lease for Sadler Place expires in 2017, with an automatic one-year extension unless either party gives written notice of termination. Rent paid for these properties aggregated approximately $1.2 million in 2010, $1.2 million in 2011 and $1.2 million in 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires each of our directors and officers and each beneficial owner of more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of beneficial ownership and subsequent reports regarding changes in such ownership.

Based on our records and other information, we believe that each person who was subject to Section 16(a) during fiscal year 2012 filed on a timely basis all such reports required for the year, except for the following:  Peter Dameris’ report on shares gifted in 2011 was due on February 15, 2012 and was reported on August 23, 2012. March 10, 2012 dispositions for taxes for Katie Hoffman-Abby and Christina Gibson were late in being reported and were reported on March 19, 2012.  Randolph Blazer’s May 14, 2012 grant of stock was late in being reported and was reported on May 21, 2012. December 31, 2012 vesting of restricted stock units and disposition for taxes for Emmett McGrath and Katie Hoffman-Abby were late in being reported and were reported on January 4, 2013.
OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

On Assignment files annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy any reports, Proxy Statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, Proxy Statements or other information concerning us, including any document incorporated by reference in this Proxy Statement, without charge, by written or telephonic request directed to us at On Assignment, Inc., Attention:  Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301 (818) 878-3136. If you would like to request documents, please do so by May 15, 2013 in order to receive them before the Annual Meeting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting:

Company Filings:	Period (if applicable):
Annual Report on Form 10-K	Year ended December 31, 2012

A copy of On Assignment’s Annual Report to Shareholders for the year ended December 31, 2012 on Form 10-K has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. Shareholders may obtain an additional copy of this report, without charge, by writing to the Investor Relations Department at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301.

PROPOSALS BY SHAREHOLDERS

Proposals that shareholders intend to present at the 2014 Annual Meeting of Shareholders pursuant to Rule 14a 8 of the Exchange Act, must be received at On Assignment’s principal executive offices in Calabasas, California no later than December 15, 2012, for inclusion in the proxy material for that meeting. Pursuant to On Assignment’s Bylaws, proposals submitted other than pursuant to Rule 14a 8, including nominations to the Board, must be received by the Secretary not less than thirty days nor more than sixty days prior to the date of the meeting. Shareholder notices should be delivered to the Secretary at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301.

MISCELLANEOUS

The cost of soliciting proxies on behalf of the Board will be borne by On Assignment. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of On Assignment and its subsidiaries may solicit proxies by telephone, electronic mail or personal interview without additional remuneration for such activity. On Assignment intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

On Assignment has retained Morrow & Co. to assist with the solicitation of proxies and will pay approximately $8,000 for these services.

By Order of the Board,

Secretary
/s/ Tarini Ramaprakash
Tarini Ramaprakash
April 22, 2013
Calabasas, California

Appendix A

First Amendment to the On Assignment, Inc. 2010 Incentive Award Plan

FIRST AMENDMENT TO THE
ON ASSIGNMENT, INC. 2010 INCENTIVE AWARD PLAN
Pursuant to the authority reserved to the Board of Directors (the “Board) of On Assignment, Inc., a Delaware corporation (the “Company”) under Section 13.1 of the 2010 Incentive Award Plan (the “Plan”), the Board hereby amends the Plan as follows (the “Amendment”), effective as of June 7, 2013 (the “Amendment Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan:
1. The following sentence is added to the end of Section 2.38, “Performance Period”:
Any Performance Period shall be at least one (1) year in duration; provided, however, that up to ten percent (10%) of the total number of Performance Award Shares granted in any calendar year shall not be subject to the one-year duration limitation.
2. Subject to approval by the stockholders of the Company within twelve (12) months of the Amendment Date, the first sentence of Section 3.1, Number of Shares, is deleted and replaced in its entirety with the following:
(a) Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (x) 4,000,000 Shares and (y) any Shares which, as of the Amendment Date, are available for issuance under the Plan (the “Share Limit”); provided, however, that the Share Limit shall be reduced by 1.53 shares for each Share delivered in settlement of any Full Value Award. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed four million (4,000,000) Shares (or such lesser number as may be available under the Share Limit).
The remainder of Section 3.1 shall not be affected by this Amendment.
3. The first sentence of Section 12.1, Administrator, is deleted and replaced in its entirety with the following:
The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee.
The remainder of Section 12.1 shall not be affected by this Amendment.
This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan. Except as expressly provided in this Amendment, all terms and conditions of this Plan and any awards outstanding thereunder shall remain in full force and effect.
IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company as of the 27th day of March, 2013.
On Assignment, Inc.
/s/ Tarini Ramaprakash_____
Tarini Ramaprakash